Exhibit 10.52

Property: ONE VALLEY VIEW PLACE

LEASE AGREEMENT

(Office)

TABLE OF CONTENTS

1.	Definitions and Basic Provisions	1
2.	Lease of Premises; Parking Privileges	2
3.	Services by Landlord	4
4.	Adjustment of Base Rental	5
5.	Electricity	9
6.	Payments and Performance	9
7.	Installation of Improvements; ADA Compliance	10
8.	Completion of Improvements and Commencement of Rent	10
9.	Limited Right to Calculate Rentable Space; Subsequent Liquidation	11
10.	Repairs and Reentry	11
11.	Alterations and Additions by Tenant	12
12.	Entry by Landlord	12
13.	Mechanic’s Liens	12
14.	Tenant’s Use	12
15.	Laws and Regulations; Rules of the Building	13
16.	Indemnity, Liability and Loss or Damage	13
17.	No Subrogation; Insurance	14
18.	Fire and Casualty	15
19.	Condemnation	16
20.	INTENTIONALLY DELETED	16
21.	Assignment and Subletting	16
22.	Holding Over	18
23.	Abandoned Property	18
24.	Taxes	18
25.	Transfer of Landlord’s Rights	19
26.	Default	19
27.	Security Deposit	21
28.	Landlord’s Subordination	21
29.	Remedies	21
30.	Joint and Several Liability	21
31.	Constructive Eviction	22
32.	Building Name	22
33.	Subordination	22
34.	Lease Certificates; Financial Statements	22
35.	Limitation of Landlord Liability	23
36.	Consents	23
37.	Notices	23
38.	Brokerage	24
39.	Force Majeure	24
40.	No Third Party Beneficiary	24
41.	Severability	24
42.	Binding Effect	24
43.	Applicable Law; Consent to Jurisdiction	24
44.	Entire Agreement; No Warranties	24
45.	NO IMPLIED REPRESENTATIONS	25
46.	Effective Date	25

Monitronics International, Inc.

Page i

Exhibits

Exhibit A:	Legal Description of the Land
Exhibit B:	Floor Plan(s) of the Premises
Exhibit C:	Parking Privileges
Exhibit D:	Leasehold Improvements Agreement
Exhibit E:	Building Rules and Regulations
Exhibit F:	List of Existing Furniture
Rider No. 101	Tenant’s Option to Renew
Rider No. 102	Tenant’s Right of First Refusal
Rider No. 103	Signage
Rider No. 104	Landlord’s Subordination
Rider No. 105	Form of Subordination and Non-Disturbance Agreement

Monitronics International, Inc.

Page ii

LEASE AGREEMENT

(Office)

THIS LEASE AGREEMENT (this “Lease”) is entered into by the Landlord and Tenant hereinafter named.

1. Definitions and Basic Provisions. The terms defined below shall have the respective meanings stated when used elsewhere in this Lease, and such terms and the following basic provisions constitute an integral part of this Lease:

(a) “Landlord”: AGF VALLEY VIEW II, LTD., a Texas limited partnership.

(b) “Tenant”: MONITRONICS INTERNATIONAL, INC., a Texas corporation.

(c) “Premises”: certain space in Landlord’s building (the “Building”) located at 2350 Valley View Lane, in the City of Dallas, Texas, on a tract of land (the “Land”) situated in the City of Dallas, Dallas County, Texas, being described on Exhibit A attached hereto and made a part hereof for all purposes. The Premises are located on the third, fourth, and sixth floors of the Building, Suites 300, 400, and 600, as shown on the floor plan attached hereto as Exhibit B and made a part hereof for all purposes. Subject to Paragraph 9 below, the parties hereby agree that for purposes of this Lease the Premises is deemed to contain approximately 47,637 square feet of Rentable Space (as defined below), and that there are approximately 98,701 square feet of Rentable Space in the Building.

(d) “Lease Term”: a period of eighty-four (84) months, commencing on July 1, 2004 (as defined in Exhibit D hereto) (the “Commencement Date”) subject to the possibility of extension or earlier commencement as explained in Paragraph 8 below.

(e) “Base Rental”: $52,242.00 per month for months 1 through 60 and $54,227.00 per month for months 61 through 84, which Tenant agrees to pay to Landlord at the following address: P.O. Box 796396, Dallas, Texas 75379 (or at such other place as Landlord may designate from time to time in writing) in monthly installments, in advance and without demand on the first day of each calendar month during and throughout the Lease Term. Base Rental may increase in the manner and upon the occurrence of the conditions set forth in Paragraph 2(f) below.

(f) “Prepaid Rental”: $52,242.00, representing payment of Base Rental for the first month of the Lease Term, to be paid on the date of execution of this Lease.

(g) “Security Deposit”: None.

(h) “Sole Permitted Use”: General office use, consistent with a reputable office building and subject to Paragraph 14 and other relevant provisions of this Lease, which Landlord agrees and acknowledges shall not prohibit the use of the Premises for a “call center” or any other telemarketing use that does not increase the number of persons occupying the Premises to more than one (1) per 125 square feet of Rentable Space, except that the number of persons occupying the third floor and using the training rooms for training may increase such ratio on the third floor to more than one (1) per 80 square feet of Rentable Space on the third floor.

(i) “Base Expense Amount”: The aggregate of Operating Expenses incurred in connection with the Building during calendar year 2005 (grossed up as provided in Section 4(d) of the Lease).

(j) “Submission Dates”: May 15, 2004 and May 15, 2004, as those dates are referred to the Paragraph 5 of the Leasehold Improvements Agreement attached as Exhibit D of this Lease.

(k) “Leasing Agent(s)”: Fobare Commercial, L.P. (representing Landlord) and Weitzman Group, Inc. (representing Tenant).

(l) “Property Manager”: Fobare Commercial, L.P., 7920 Belt Line Road, Suite 175, Dallas, Texas 75254, subject to change by Landlord upon written notice to Tenant.

(m) “Allowance”: $325,000.00, as used in Paragraph 10 of the Leasehold Improvements Agreement attached as Exhibit D of this Lease.

(n) “Rentable Space”: The total area attributable to a leased premises within the Building, i.e., being deemed by the parties to be appropriate for purposes of determining the Base Rental, the Allowance, rental adjustments, etc. under this Lease, with such total attributed area being determined by (a) using the American National Standard method for measuring Rentable Area in office buildings, as described in the pamphlet entitled “Standard Method for Measuring Floor Area in Office Buildings”, published by the Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996), and then (b) adjusting the floor-by-floor results thus achieved by the factor being used by Landlord to more uniformly allocate to the tenants in the Building the first floor lobby, the elevator lobbies and the other common areas of the Building.

(o) “Normal Business Hours”: 7:00 a.m. until 6:00 p.m. on weekdays (except holidays, as defined below), and from 8:00 a.m. until 1:00 p.m. on Saturdays (except holidays). For purposes of this Lease, holidays are deemed to mean the following:

January 1st	New Years Day
Last Monday in May	Memorial Day
July 4th	Independence Day
First Monday in September	Labor Day
Fourth Thursday in November plus Friday following	Thanksgiving Holidays
December 25th	Christmas Day

2. Lease of Premises; Parking Privileges. (a) In consideration of the obligation of Tenant to pay rent as provided in this Lease, and in further consideration of the other terms, covenants and conditions of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Lease Term specified herein, all upon and subject to the terms and conditions set forth in this Lease. Landlord hereby covenants that Tenant, so long as no event of default exists on the part of Tenant, shall have quiet and peaceful possession of the Premises.

(b) In addition, at all times during the Lease Term, and conditioned upon the Lease being in full force and effect and there being no uncured default under this Lease by Tenant, Landlord hereby agrees to make parking privileges available to Tenant, as explained on, and governed by, Exhibit C attached to this Lease. In this regard, Tenant acknowledges that in order for Landlord to be able to comply with parking allotments for all tenants in the Building, Tenant must assure that the aggregate of all parking utilized by Tenant, its owners, officers, employees, agents and invitees, does not exceed the parking allotment for Tenant as specified in Exhibit C.

(c) Attached as Exhibit F is a list of furniture, fixtures, and equipment currently located in the Premises. Tenant has the right to use any of such furniture, fixtures, and equipment currently located in the Premises, but Landlord makes no representation or warranty (except that Landlord warrants it owns such items) with respect to the existence, quantity, quality, fitness for particular use, or merchantability of any such items, and Tenant accepts such items as-is and in their current condition. Tenant may repair and replace such furniture, fixtures, and equipment. Upon termination of this Lease, such furniture, fixtures, and equipment shall be surrendered to Landlord in the same condition as they were delivered to Tenant, reasonable wear and tear excepted, although Tenant is not obligated to surrender any furniture, fixtures, or equipment that it has replaced and may remove any replacement items. Tenant also has the right to supplement missing items or portions of cubicles in the Premises with other furniture or components not owned by other tenants and located on Floors 1 and 5 of the Building, except that Tenant shall leave intact or make complete any furniture or cubicles on Floors 1 and 5 remaining afterward.

(d) Tenant may, at its sole cost and expense, construct and maintain a light traffic paved access and one or more buried conduits or cables across the Land that connects to access and to buried conduits or cables under the real property adjacent to the Land in which Tenant is currently a tenant. Such construction shall be done in accordance with the terms of this Lease regarding improvements to the Premises. If, at any time, Tenant no longer occupies such adjacent property, as a tenant or owner, Tenant is no longer entitled to such access. Within 30 days of Landlord’s written request therefor following the termination of this Lease or termination of Tenant’s right to have such access, Tenant shall replace all barriers or fences between the Land and the adjacent property and repair the Land to its original condition. If the route of access across the Land adversely affects or eliminates any surface parking spaces, the number of affected or eliminated parking spaces shall reduce by an equal number the surface parking spaces to which Tenant is entitled pursuant to this Lease.

(e) At all times during the Lease Term, and conditioned upon the Lease being in full force and effect and there being no uncured event of default under this Lease by Tenant, Tenant is entitled to install and maintain building fascia signage on the Building and signage on the Monument Sign in accordance with Rider No. 103.

(f) Parking Structure:

(i) At any time that at least 84 months would remain in the Lease Term after the estimated time for completion thereof (the time for completion being referred to as the “Estimated Construction Period”), Tenant has the right to require Landlord to construct an additional parking structure on the Land (the “Parking Structure”) that will accommodate either 100 additional parking spaces or 170 additional parking spaces. Landlord estimates the Estimated Construction Period to be six to nine months from the date Tenant makes its election. If, because of such construction, the number of parking spaces otherwise available to Tenant pursuant to this Lease is reduced during construction of the Parking Structure, Tenant is responsible for and shall pay all costs associated with obtaining replacement off-site parking to meet its needs, and Landlord is excused from its obligations to provide parking to the extent it is unable to do so because of such construction.

(ii) Tenant may exercise its right to require the construction of the Parking Structure by giving written notice to Landlord, specifying the number of spaces Tenant wishes to have Landlord construct and, if necessary exercising its option to extend pursuant to subparagraph (iv) below. Landlord shall promptly commence to plan, design, and construct the Parking Structure, which Landlord agrees to substantially complete construction of within 270 days after the date of Tenant’s notice. All aspects of the location, design, construction, and other elements of the Parking Structure shall be determined by Landlord in its sole discretion; however, Landlord shall consult with Tenant with respect to those matters. Should Landlord fail to substantially complete the Parking Structure within 450 days after the date of Tenant’s notice or within such longer period of time as may be necessary so long as Landlord is diligently pursuing completion, Tenant may notify Landlord in writing that it intends to terminate this Lease if the Parking Structure is not substantially completed within thirty (30) days after such notice, and if, at the end of such thirty (30) days, the Parking Structure is not substantially completed, Tenant has the right to terminate this Lease by giving written notice to Landlord at any time before the Parking Structure is substantially completed. Landlord is not obligated to construct the Parking Structure if there is a change in the applicable zoning ordinances that prohibits or, in Landlord’s judgment, materially and adversely alters the type of structure presently contemplated by Landlord.

(iii) Upon substantial completion of the Parking Structure, which for the purposes hereof shall mean all of the parking spaces in the Parking Structure are suitable for parking by Tenant, Base Rent shall be increased for the remainder of the then existing Lease Term (but not to exceed a total of 84 months) (i) by $7,000.00 per month if Tenant requested 100 additional spaces, and (ii) by $12,500.00 per month if Tenant requested 170 additional spaces. Such additional Base Rent shall be prorated for any partial month in which substantial completion occurs and the first payment thereof shall be due and payable upon substantial completion. Notwithstanding the foregoing, if, at the time Tenant gives its notice to Landlord hereunder, Landlord determines in its sole judgment that construction costs for the Parking Structure have increased substantially over the costs anticipated by Landlord at the time this Lease was executed (but not including any increased profit for Landlord), then Landlord shall notify Tenant of such determination and then either (i) the Base Rent increase described above shall be further increased by Landlord to an amount determined by Landlord to be fair and equitable under such changed circumstances or (ii) Tenant may, within five (5) days after Landlord’s notice send written notice to Landlord rescinding its election to have the Parking Structure constructed. If Tenant fails to elect to rescind such notice, Tenant shall be deemed to have elected to accept the further increase in Base Rental determined by Landlord. Base Rent that will be negotiated or determined by appraisal for the renewal terms (described in Rider No. 101) or the Parking Extension (defined below) shall take into account the understanding of the parties that Landlord is entitled to a total of 84 months of such increased Base Rent.

(iv) If Tenant makes an election to have the Parking Structure constructed and there would be less than 84 months remaining in the Lease Term after the Estimated Construction Period, but 84 months or more would remain if Tenant exercised its next existing option to renew, Tenant may, concurrently with the giving of the notice described in the following two sentences, renew this Lease, for either (i) the entire renewal period allowed for the next existing option to renew under Rider No. 101 or (ii) a portion of the renewal period that, when added to the existing Lease Term, would renew this Lease for a period equal to 84 months plus the Estimated Construction Period. The extension of the Lease on account of the exercise of the foregoing option is referred to as the “Parking Extension.” As an example, if Tenant exercised its renewal right under this Paragraph and the remaining Lease Term was 60 months, the Parking Extension would be, at Tenant’s election, for either (A) the renewal period under Rider No. 101 or (B) a period of 24 months plus the Estimated Construction Period. A renewal under clause (i) above and a renewal under clause (ii) above that is for a period of three years or longer shall be deemed a use of the complete next existing option to renew under Rider No. 101. A renewal under clause (ii) above that is for a period of less than three years shall not be deemed an exercise of the next existing option to renew under Rider No. 101. The terms and conditions of such renewal shall be as set out in subparagraph (v) below.

(v) If Tenant elects to renew the Lease Term to include the Parking Extension, Landlord and Tenant shall execute an amendment to this Lease extending the Lease Term on the same terms provided in this Lease, except that (i) the original term of this Lease may not be renewed more often than as set forth above and in Rider No. 101, (ii) Base Rent for the Parking Extension shall be agreed upon by the parties within thirty (30) days after Tenant exercises its option or, if the parties fail to agree within that period, at the Prevailing Rental Rate (defined in Rider No. 101). If it is necessary to determine the Prevailing Rental Rate, the process described in subparagraph (a) of Rider No. 101 shall commence upon the expiration of the thirty (30) days described above and the Prevailing Rental Rate determined in accordance with the provisions of subparagraphs (a) through (c) of Rider No. 101.

3. Services by Landlord. At all times during the Lease Term, and conditioned upon the Lease being in full force and effect and there being no uncured default under this Lease by Tenant, Landlord shall furnish the following services to the Premises at a level substantially similar to the level of service and maintenance that is typical in other similar class office buildings located in the submarket in the city in which the Building is located, all of such services to be at Landlord’s cost and expense except as specifically provided to the contrary elsewhere in this Lease:

(a) Cold and warm water at those points of supply provided for general use of tenants in the Building.

(b) Heated and refrigerated air conditioning (“HVAC”) in season during Normal Business Hours and at such temperatures and in such amounts as are reasonably considered by Landlord to be standard and as is consistent in quality and quantity as furnished in other comparable quality office buildings in the vicinity of the Building. Such services at all other times and on Sundays and holidays shall be only at the request of Tenant, who shall bear the entire cost thereof. The current after-normal business hours charges for HVAC are estimated to be $8.26 per hour per floor of the Building, although such charges vary from time to time. Any change in after-normal business hours charges for HVAC shall equal the change in Landlord’s actual electricity, water, sewer, water treatment, labor, metering, filtering and maintenance costs therefor, including a reasonable amortization of equipment costs for equipment installed after the completion of the initial improvements to the Premises. Whenever machines or equipment that generate abnormal heat and affect the temperature otherwise maintained by the air conditioning system are used in the Premises, Landlord shall have the right to install supplemental air conditioning units in the Premises; and the cost thereof, including the cost of installation, operation, use and maintenance, shall be paid by Tenant to Landlord promptly on demand.

(c) Elevator service in common with other tenants for ingress and egress from the Premises, provided that Landlord may reasonably limit the number of elevators to be in operation at times other than Normal Business Hours; provided, at least one elevator shall remain in operation at times other than Normal Business Hours.

(d) Janitorial cleaning services as may, in the reasonable judgment of Landlord, be required in the normal operation of the Building (but no less frequently than five times per week). Additionally, Landlord agrees to provide a porter for half days to assist in janitorial duties during Normal Business Hours. Notwithstanding the foregoing, Tenant may designate portions of the Premises as restricted, and Landlord shall not provide such janitorial services to the restricted portions of the Premises.

(e) Electric current in the manner and to the extent reasonably deemed by Landlord to be standard for office use.

(f) After-hours card key access.

The failure to any extent to furnish or any stoppage of these defined utilities and services resulting from any cause whatsoever shall not render Landlord liable in any respect for damages to either person, property or business, nor be construed as an eviction of Tenant, nor entitle Tenant to any abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement contained herein. Should any malfunction of the Building improvements or facilities occur for any reason, Landlord shall use reasonable diligence to repair same promptly. Tenant shall have no claim for rebate or abatement of rent or damages on account of such malfunction or of any interruptions in service occasioned thereby or resulting therefrom; provided, however, if any interruption or cessation of service continues for five (5) consecutive business days after written notice from Tenant to Landlord (and to any mortgagee of Landlord of whom Tenant has received written notice, designating a specific address for notice to such mortgagee), identifying the problem with reasonable specificity and being labeled “URGENT/IMMEDIATE ACTION REQUIRED” in all capital letters, and if such interruption or cessation after the 5-business-day cure period causes the Premises to be untenantable in the reasonable judgment of Tenant, then notwithstanding any provision of this Lease to the contrary, Tenant’s Base Rental and Tenant’s share of Operating Expenses under this Lease will abate as of the sixth (6th) business day and continue abated until the service is resumed. If an interruption in electricity or water to the Premises occurs because Landlord has failed to pay electric bills or water bills and if Tenant is not otherwise in default under this Lease, Tenant has the right to pay such unpaid electric bills or water bills in order to restore electricity to the Premises, and the amount of any such payment shall be credited to Tenant’s next ensuing installments of Base Rental.

4. Adjustment of Base Rental. The Base Rental payable pursuant to this Lease shall be adjusted upward from time to time in accordance with the following provisions:

(a) Tenant’s Base Rental is based, in part, upon the assumption that Landlord is contributing as its share of the annual Operating Expenses [as defined in Paragraph 4(e) hereof] of the Building an amount up to the Base Expense Amount. Tenant shall during the term of this Lease pay, as an adjustment to Base Rental pursuant to this Lease, an amount equal to the product of the following: (i) the excess (the “Excess”), if any, from time to time of the Operating Expenses in the Building over the Base Expense Amount, times (ii) a fraction, the numerator of which is the net rentable space in the Premises and the denominator of which is the net rentable space in the Building. Prior to the commencement of each calendar year of Tenant’s occupancy, Landlord shall make a good faith estimate of the Excess, if any, for such upcoming calendar year and upon thirty (30) days’ written notice to Tenant shall require the monthly payment of Base Rental to be adjusted in accordance with such estimate. Tenant’s proportionate share of any such estimated Excess shall be payable in equal monthly installments over the remaining months of the calendar year after notice of such estimate is delivered to Tenant. Any amounts paid based on such an estimate shall be subject to adjustment pursuant to Paragraph 4(b) when actual Operating Expenses are available for each calendar year.

(b) By April 1 of each calendar year during Tenant’s occupancy, or as soon thereafter as practical, Landlord shall furnish to Tenant a statement of Landlord’s actual Operating Expenses for the previous calendar year. If any additional Base Rental collected for a prior year, as a result of Landlord’s estimate of the Excess, is in excess of the additional Base Rental actually due during such prior year, then Landlord shall refund to Tenant any overpayment (or at Landlord’s option, apply such amount against rentals due or to become due hereunder). Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year.

(c) Tenant shall have the right at any time within 180 days after Tenant’s receipt of the statement of Landlord’s actual Operating Expenses for the previous calendar year (but not after such 180-day period and not more frequently than once per calendar year), following prior written notice to Landlord, to audit or to employ a certified public accounting firm to audit, at Tenant’s expense and based on an hourly rate (i.e. not on a contingency compensation arrangement), provided, however, that prior to any such audit, Tenant (and if an accounting firm is used, the accounting firm) must deliver to Landlord a written agreement covenanting to keep confidential all information obtained in such audit (with this provision and requirement not being deemed to preclude Tenant’s accountant from servicing other clients, even as to similar Operating Expense audits, who are also tenants in the Building). If any additional Excess paid by Tenant pursuant to Paragraph 4(a) is determined to have been overpaid (after consultations between Landlord’s and Tenant’s consultants), Landlord shall refund the overpayment to Tenant within thirty days after such determination. In addition, if the overpayment is determined to have been because the Excess for the year in question was overstated by more than 5%, and if Tenant used the services of an accounting firm to conduct the audit (i.e., this clause does not apply if Tenant conducted the audit itself), then Landlord shall reimburse Tenant for the reasonable auditing fee charged by the accounting firm.

(d) Notwithstanding anything to the contrary contained herein, if the Building is not fully occupied during any calendar year of the Lease Term, Operating Expenses and the Excess which vary with the occupancy of the Building for purposes of Paragraphs 4(a) and 4(b) hereof shall be determined as if the Building had been fully occupied during such year and Operating Expenses had been in an amount which would be normal if the Building were fully occupied. For the purposes of this Lease, “fully occupied” shall mean (i) occupancy of 100% of the Rentable Space in the Building if the occupancy of the Building is less than 100% of said Rentable Space, or (ii) the actual percentage of occupancy of the net rentable space in the Building if the occupancy of the Building is equal to or greater than 100% of said net rentable space.

(e) The term “Operating Expenses” shall mean all costs of management, operation, and maintenance of the Land, the Building, and all other improvements on the Land and all appurtenances thereto, including the costs of maintaining any common facilities allocated from time to time to the Building, all accrued and based on an annual period consisting of a calendar year, as determined by generally accepted accounting principles. By way of illustration but not limitation, Operating Expenses shall include expenditures for maintenance and repairs; a reasonable amortization on a straight-line basis on the life of the capital asset as promulgated by the Internal Revenue Code, of any capital expenditures incurred by Landlord with a principal purpose to (i) effect a reduction in the Operating Expenses of the Building, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings or (ii) keep the Building in compliance with all applicable governmental rules and regulations from time to time; assessments and governmental charges (including taxes on rents or services) hereafter promulgated by any governmental authority; ad valorem property taxes with respect to such year; charges for electricity, water, sewerage, and gas; cleaning, including supplies, janitorial services, window cleaning, and pest control; licenses, permits and inspection fees; refuse collection and disposal; interior and exterior landscaping; insurance; administrative expenses, including salaries and other expenses for labor and management, office equipment, telephone, and supplies; management fees payable by Landlord with respect to the Land, Building and common facilities, not to exceed 4% of gross income from the Building; a reasonable allocation of the salary and other compensation paid to Landlord’s director of engineering and/or operations; professional services; and security (if and to the extent provided by Landlord, i.e., with Landlord making no representation or warranty to Tenant in this regard). Notwithstanding the foregoing, the following shall be excluded from Operating Expenses:

(i) capital expenditures, other than capital expenditures referenced above and except for items which are generally considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like;

(ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties;

(iii) principal, interest, amortization or other payments on loans to Landlord;

(iv) depreciation of the original construction of the Building;

(v) leasing commissions;

(vi) legal expenses for services, other than those that benefit the Building tenants generally (e.g., tax disputes);

(vii) renovating or otherwise improving space for occupants of the Building or vacant space in the Building;

(viii) penalties and interest on any taxes payable by Landlord, and any income, franchise, corporate, personal property, capital levy, capital stock, gross receipts, excess profits, transfer, revenue, estate, inheritance, gift, devolution or succession tax payable by Landlord;

(ix) federal income taxes imposed on or measured by the income of Landlord from the operation of the Building, Landlord’s income and franchise taxes, special assessments and other business taxes except those business taxes which relate solely to the operation of the Building;

(x) costs of repairs, restoration, replacements or other work occasioned by a) fire, windstorm or other casualty or similar cause (whether such destruction be total or partial) but only to the extent of insurance proceeds relating thereto, b) the exercise by governmental authorities of the right of eminent domain, whether such taking be total or partial, but only to the extent of the condemnation award, c) the negligence or intentional tort of Landlord, or any subsidiary or affiliate of Landlord, or any representative, employee or agent of same (but specifically excluding the costs of any deductibles paid by Landlord, which may be included in Operating Expenses), or d) the act or omission of any other tenant of the Building, or any other tenant’s agents, employees, licensees, contractors, invitees, or subtenants;

(xi) attorneys’ fees, costs disbursements and other expenses incurred in connection with negotiations for leases with tenants, other occupants, or prospective tenants or other occupants of the Building, or similar costs incurred in connection with disputes with tenants, other occupants, or prospective tenants, or similar costs and expenses incurred in connection with negotiations or disputes with management agents, purchasers or mortgagees of the Building;

(xii) allowances, concessions and other costs and expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space or making substantial capital improvements in the common areas for the benefit of one or more particular tenants (including Tenant), prospective tenants or other occupants and prospective occupants of the Building, or vacant, leasable space in the Building;

(xiii) cost incurred in connection with the sales, financing, refinancing, mortgaging, selling or change of ownership of the Building, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges;

(xiv) costs, fines, late payment charges, interest, penalties, legal fees or costs of litigation incurred due to the late payments of any taxes, operating expense or other cost or expense related to the ownership or operation of the Building, including mortgages, ground leases, equipment leases or other financing, and other costs incurred by Landlord’s failure to make such payments when due unless such late payment was caused, in whole or in part, by Tenant’s failure to timely pay its rental obligations hereunder;

(xv) costs associated with the operation of the business of Landlord as the same are distinguished from the costs of the ownership and maintenance of the Building (including, without limitation, legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building) and costs incurred by Landlord for trustee’s fees, partnership, corporate or other entity organizational expenses and accounting fees except accounting fees relating to the ownership and operation of the Building;

(xvi) Landlord’s corporate overhead and general and administrative expenses;

(xvii) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except a) equipment not affixed to the Building which is used in providing janitorial or similar services and b) equipment rented to provide temporary services, including during interruption of Building services;

(xviii) all amounts which would otherwise be included in Operating Expenses which are paid to any affiliate of Landlord, or any representative, employee or agent of same, to the extent the costs of such services exceed the competitive rates for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience that are not an affiliate of Landlord;

(xix) advertising and promotional costs associated with the leasing of the Building, and costs of signs (other than directories or operational signs) in or on the Building identifying the owners of the Building;

(xx) wages and salaries for off-site employees (however, Landlord may include in Operating Expenses its reasonable proration of expenses of off-site employees who perform a portion of their services in connection with the ownership, operation and maintenance of the Building) and on-site employees at the Building above the level of building manager, with the director of engineering or operations not being included in this proscription;

(xxi) the costs of services or other benefits of a type which are not standard for the Building and which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant and the cost of all items or services for which Tenant or other Building tenants are specifically required under their lease to reimburse Landlord (whether or not such costs are actually charged or collected by Landlord), including any specific and identifiable costs of insuring the improvements installed by any tenant in the Building;

(xxi) electric power costs for which any tenant directly contracts with the local public service company;

(xxii) services provided and costs incurred in connection with the operation of any retail or any ancillary operations owned, operated or subsidized by Landlord;

(xxiii) costs or expenses of utilities directly metered to tenants of the Building and payable separately by such tenants;

(xxiv) all voluntary contributions to any political or charitable organizations;

(xxv) costs for which Landlord is actually reimbursed by insurance proceeds of any kind; (xxxiii) any bad debt loss, rent loss, or reserves for bad debt or rent loss;

(xxvi) costs incurred by Landlord due to the violation by Landlord or any tenant (other than Tenant) of the terms and conditions of any lease of space in the Building;

(xxvii) costs for which Landlord is required to indemnify Tenant under the terms of this Lease (other than any applicable insurance deductibles),

(xxviii) rentals and other related expenses for any on-site management or leasing office, or any other offices or spaces of Landlord or any related entity;

(xxix) any costs related to the acquisition or leasing of any sculpture, paintings or other objects of art,

(xxx) cost of correcting any items during the initial warranty period after construction, to the extent the same are covered by a manufacturer’s, materialman’s, vendor’s or contractor’s warranty;

(xxxi) costs incurred due to criminal violation by Landlord or any tenant of the Building of the terms and applicable federal, state and local government laws, codes and similar regulations that would not have been incurred but for any such criminal violations by Landlord or any tenant of the Building, it being intended that each party hereto shall be responsible for costs resulting from its own violation of such laws, codes and regulations as the same shall pertain to the Building; and

(xxxii) any compensation paid to clerks, attendants or other persons in commercial concessions (such as snack bar or restaurant), if any, operated by Landlord.

(f) Notwithstanding anything to the contrary contained in this Paragraph 4, Tenant’s share of Operating Expenses shall not increase by more than six percent (6%) per year (determined cumulatively for the entire term of this Lease) to the extent attributable to controllable expenses, i.e., with the limitation expressed in this subsection (f) not being applicable to uncontrollable expenses such as utilities, taxes and insurance that may cause the Operating Expenses to increase by more than six percent (6%) per year.

5. Electricity. (a) Landlord agrees that the Premises shall have an electrical capacity equal to at least six (6) watts of demand load per square foot of Rentable Space in the Premises. If six (6) watts of demand load is insufficient for Tenant’s electrical requirements, then Landlord will provide Tenant with excess electrical capacity sufficient to meet Tenant’s electrical requirements; however, the labor and material costs of providing and installing any transformers, risers, wiring related to providing excess electrical capacity shall be borne and paid by Tenant.

(b) If Landlord, in its reasonable discretion, believes that Tenant is consuming substantially more electricity in the Premises than Landlord, in its reasonable discretion, considers standard for normal office usage (whether by reason of type of usage, hours of operation, heat generation or otherwise), Landlord may have an electric power consumption survey conducted with respect to the Premises by a qualified electrical engineer selected by Landlord for the purpose of establishing as closely as reasonably possible Tenant’s average monthly consumption of electricity, which consumption shall be expressed by such engineer in terms of kilowatt hours per month. Tenant agrees to pay to Landlord within ten (10) days after receipt of any such monthly statement, the amount, if any, by which (i) the product of the number of kilowatt hours estimated by such engineer to be consumed by Tenant, multiplied by the average rate paid by Landlord for one kilowatt hour, exceeds (ii) the product of the number of kilowatt hours of usage that Landlord considers standard for normal office usage for the amount of space occupied by Tenant, multiplied by the average paid by Landlord for one kilowatt hour.

(c) Without Landlord’s prior written consent, Tenant shall not install any equipment in the Premises that will require any electrical current or equipment for its use, other than that supplied by Landlord for normal office usage, and the cost of special electrical installations approved by Landlord shall be paid by Tenant; provided, if Tenant leases additional space from Landlord, Landlord shall not unreasonably withhold, delay or condition its consent to the installation of any such equipment, including, but not limited to, a generator or UPS, except that, if Landlord has one or more generators available for rent and use by Tenant that have the capacity required by Tenant and are otherwise acceptable to Tenant, Tenant shall rent and use such generators rather than obtaining and installing generators of its own.

6. Payments and Performance. Tenant agrees to pay all rents and sums provided to be paid by Tenant pursuant to this Lease at the times and in the manner herein provided, without, except as expressly provided for herein, any setoff, deduction or counterclaim whatsoever. Should this Lease commence on a day other than the first day of a calendar month or terminate on a day other than the last day of a calendar month, the rent for such partial month shall be proportionately reduced. The Base Rental for the first partial month, if any, shall be payable at the beginning of said period or as Prepaid Rental. The obligation of Tenant to pay rentals is an independent covenant, and, except as expressly provided for herein, no act or circumstance whatsoever, whether such act or circumstance constitutes a breach of covenant by Landlord or not, shall release Tenant from the obligation to pay rentals. Time is of the essence in the performance of all of Tenant’s obligations hereunder. In the event any rental is not received for any reason whatsoever within ten (10) days after written notice from Landlord that the same is due (provided, however, that if in any consecutive twelve month period Landlord has given at least two written notices of delinquency to Tenant, then for the ensuing consecutive twelve month period there shall be no requirement of written notice from Landlord to Tenant), or if any rental payment is by check which is returned for insufficient funds, then in addition to the past due amount Tenant shall pay to Landlord a late charge in an amount equal to five percent (5%) of the rental then due, in order to compensate Landlord for its administrative and other overhead expenses. Any such late charge shall be payable on demand as additional rental. In addition, if rental is paid by a check which is returned for insufficient funds, Tenant shall immediately make the required payment to Landlord in good funds; moreover, in such event Tenant shall also pay to Landlord not only the late charge specified above in this Paragraph 6 (i.e., if and to the extent that such dishonored check causes the rental to become past due by more than ten days), but also an additional fee of $250.00 to compensate Landlord for its expense and effort in connection with the dishonored check.

7. Installation of Improvements; ADA Compliance. All improvements to be installed in the Premises at the commencement of this Lease shall be installed as specified in the Leasehold Improvements Agreement attached hereto as Exhibit D and made a part hereof. Tenant will assure that the plans and specifications for its improvements, as well as its business operations within the Premises, comply with the Americans With Disabilities Act of 1990, as amended, and all related state and local laws (collectively, the “ADA”); and Landlord agrees that the remainder of the Building, i.e., other than the Premises, shall be in compliance with the ADA (taking into account the fact that the Building was constructed before the effective date of the ADA). In connection with the construction of the improvements pursuant to the Leasehold Improvements Agreement attached hereto as Exhibit D, Tenant shall cooperate with Landlord in order to structure the process of installing improvements in a way that will minimize the cost of complying with the ADA.

8. Completion of Improvements and Commencement of Rent. Landlord expects that the improvements to the Premises will be available on a floor by floor basis and agrees to make any completed floors in the Premises available to Tenant upon Substantial Completion of the Work in such floors. If any full floor of the Premises is made available before the Commencement Date, Tenant’s obligation to pay Base Rental does not commence with respect thereto until the Commencement Date. If any full floor of the Premises is not ready for occupancy by Tenant on the Commencement Date of this Lease, the obligations of Landlord and Tenant shall nevertheless continue in full force and effect, including the obligation of Tenant to commence paying rent on the Commencement Date stated in Paragraph 1(d); provided, however, that if the any full floor of the Premises is not ready for occupancy for any reason other than a Tenant Delay (defined in the Leasehold Improvements Agreement attached hereto as Exhibit D in approving items or completing any work required of Landlord pursuant to the Leasehold Improvements Agreement attached hereto as Exhibit D), then (i) the rent shall abate pro rata as to the full floor that is not completed and shall not commence as to such full floor until the date the leasehold improvements to such floor are substantially complete, (ii) the Lease Term shall be extended to be the number of months provided in Paragraph 1(d) above, i.e., after the Commencement Date, as extended, and (iii) if any full floor of the Premises is not ready for occupancy by the ninetieth (90th) day after the Commencement Date, Tenant is entitled to a per diem credit against the next ensuing installments of Base Rental allocable to such floor in an amount equal to two days of Base Rental for every one day after such 90th day that such floor remain not ready for occupancy. Any such abatement or crediting of rent, however, shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Premises not being ready for occupancy by Tenant on the Commencement Date of this Lease. Any Tenant Delay shall be based on the actual number of days of Tenant Delay. Notwithstanding the foregoing, if Tenant, with Landlord’s consent, occupies the Premises after substantial completion of Tenant’s leasehold improvements but prior to the beginning of the

Lease Term set forth herein, all of the terms and provisions of this Lease shall be in full force and effect from the commencement of such occupancy and the Lease Term shall commence on the date on which Tenant first occupies the Premises and shall expire the same period of months thereafter as shown in Paragraph 1(d); no change shall occur in the length of the Lease Term.

9. Limited Right to Calculate Rentable Space; Subsequent Liquidation. (a) Landlord and Tenant agree that at any time within sixty (60) days after Substantial Completion of the Work, either party may, at its sole expense, employ a licensed architect to calculate the Rentable Space of the Premises and/or of the Building. If the architect performing any such services should issue a written statement within ninety (90) days after Substantial Completion of the Work, which indicates that the Rentable Space specified for either the Premises or the Building should be modified (a “Modification Statement”), and if the other party to this Lease agrees with such Modification Statement, then Landlord and Tenant shall execute a written Amendment to Lease confirming the mutually agreed information and the appropriate rental adjustment which results from the corrected information (e.g., increasing or decreasing the Base Rental proportionate with the increase or decrease in the Rentable Space). If the architect performing any such services should issue a Modification Statement within ninety (90) days after Substantial Completion of the Work, and if the other party to this Lease does not agree with such Modification Statement, then the other party may, at its sole expense, within sixty (60) days after the date of the Modification Statement, employ a licensed architect to review and respond to the Modification Statement (the “Response”). If the two architects fail to reach agreement within thirty (30) days after the date of the Response, then they shall select a third licensed architect (either by agreement between the two architects or, if they fail to agree on the third architect, by requesting that the Dallas chapter of the American Institute of Architects provide the third architect), with the fees of the third architect to be shared equally by Landlord and Tenant. Upon agreement between the two architects selected by the parties, or upon the final decision of the third architect, Landlord and Tenant shall execute a written Amendment to Lease confirming the final determination and, if necessary, the appropriate rental adjustment.

(b) Notwithstanding anything contained in this Lease to the contrary, both Landlord and Tenant acknowledge and confirm their mutual desire to have all financial obligations under this Lease fixed and liquidated as soon as possible so that they can account for and plan such obligations with greater certainty. Accordingly, the parties agree that if neither party employs a licensed architect to perform any of the above-listed services within sixty (60) days after Substantial Completion of the Work, or if no Modification Statement is delivered within ninety (90) days after Substantial Completion of the Work, then the provisions of Paragraph 9(a) shall be null and void and of no further force or effect; and in such event (i) so that both parties to this Lease can be assured that they will not have to expend monies for professional fees regarding Rentable Space determinations after the deadlines established in Paragraph 9(a), they hereby agree that the Rentable Space for the Premises and for the Building, as specified in Paragraph 1(c) above, shall conclusively be deemed to be applicable to this Lease; and (ii) so that both parties to this Lease can be assured as to their financial obligations after the deadlines established in Paragraph 9(a), they further agree that Base Rental, the Allowance, rental adjustments and all other aspects of this Lease which are based in whole or in part upon Rentable Space shall be deemed to be liquidated and no longer subject to adjustment based upon inaccuracies and/or errors, if any, in the Rentable Space determinations specified in Paragraph 1(c).

10. Repairs and Reentry. Tenant will, at Tenant’s own cost and expense, maintain and keep the non-structural portions of the Premises and any alterations and additions thereto in sound condition and good repair, and, subject to Paragraph 17, shall pay for the repair of any damage or injury done to the Building or any part thereof by Tenant or Tenant’s agents, employees and invitees; provided, however, that Tenant shall make no repairs to the Premises without the prior written consent of Landlord. The performance by Tenant of its obligation to maintain and make repairs shall be conducted only by contractors approved by Landlord after plans and specifications have been approved by Landlord. Tenant will not commit or allow any waste or damage to be committed on any portion of the Premises, and upon the termination of this Lease by lapse of time or otherwise, Tenant shall deliver up the Premises to Landlord in as good condition as at date of possession, ordinary wear and tear excepted. Upon such termination of this Lease, Landlord shall have the right to reenter and resume possession of the Premises. Notwithstanding the foregoing provisions of this Paragraph 10, any repairs to the Premises or the Building that are necessitated because of any damage caused by fire or other casualty shall be governed by the provisions of Paragraph 18 below. Landlord shall be responsible for maintenance to the exterior, structural and common areas of the Building, the Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems, and the structural areas of the Premises (except, subject to the provisions of Paragraph 17 below, to the extent Tenant’s actions require repairs or maintenance of such areas or systems).

11. Alterations and Additions by Tenant. Tenant shall make no alterations in or additions to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any alteration or addition that would adversely affect (in the reasonable discretion of Landlord) (a) the Building’s structure or the Building’s systems (including the Building’s restrooms or mechanical rooms), (b) the exterior appearance of the Building, (c) the appearance of the Building’s common areas or elevator lobby areas, or (d) the provision of services to other occupants of the Building. All alterations, additions, and improvements made to or fixtures or improvements placed in or upon the Premises by either party (except only moveable trade fixtures of Tenant) shall be deemed a part of the Building and the property of the Landlord at the time they are placed in or upon the Premises, and they shall remain upon and be surrendered with the Premises as a part thereof at the termination of this Lease, unless Landlord shall elect otherwise, whether such termination shall occur by the lapse of time or otherwise. In the event Landlord shall elect that certain alterations, additions and improvements made by Tenant in the Premises shall be removed by Tenant, Tenant shall remove them and Tenant shall restore the Premises to its original condition, at Tenant’s own cost and expense, prior to the termination of the Lease Term. Alterations and additions to the Premises will be performed by Landlord at Tenant’s cost and expense.

12. Entry by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, Landlord shall have the following rights Landlord and its agents and representatives shall have the right to enter into and upon any and all parts of the Premises (after giving Tenant reasonable notice thereof by telephone, except in cases of emergency, in which case no notice shall be required, but Landlord shall attempt to provide notice to Tenant’s designated emergency contact) at all reasonable hours (or, in any emergency, at any hour), and a representative of Tenant shall accompany such party during such entry; provided, if a representative of Tenant is not present at the Premises to accompany Landlord within one (1) hour after the scheduled entry time, then Landlord shall reschedule such entry (except in the event of an emergency, in which case, before entering the Premises, Landlord shall wait for a representative of Tenant as long as is practicable under the circumstances after providing notice to Tenant’s emergency contact as set forth above, to inspect same), to clean or make repairs or alterations or additions as Landlord may deem necessary, and to obtain access to mechanical rooms and other Building facilities (including, without limitation, the roof if the Premises includes the top floor of the Building); and Tenant shall not be entitled to any abatement or reduction of rent by reason thereof. During the period of 180 days prior to the expiration date of this Lease, Landlord and Landlord’s agents may exhibit the Premises to prospective tenants at reasonable hours and upon prior notice to Tenant by telephone. The following areas in the Premises may, at Tenant’s election, be locked with keys that are not in Landlord’s master system, although one duplicate key shall be kept by Landlord in its off-site management office: CEO’s office - 6th Floor, CFO’s office - 6th Floor, V.P. of Finance’s office - 6th Floor, Payroll office - 6th Floor, Human Resource offices - 3rd floor (this consists of 1 file room and 5 offices).

13. Mechanic’s Liens. Nothing contained in this Lease shall authorize Tenant to do any act which shall in any way encumber the title of Landlord in and to the Premises or the Building or any part thereof; and if any mechanic’s or materialman’s lien is filed or claimed against the Premises or Building or any part thereof in connection with any work performed, materials furnished or obligation incurred by or at the request of Tenant, Tenant will either (a) pay the amount of the lien and cause the lien to be released of record, or (b) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, Landlord shall have the right and privilege at Landlord’s option of paying the same or any portion thereof without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be repaid to Landlord immediately on demand therefor.

14. Tenant’s Use. Tenant will be solely responsible for obtaining all necessary certificates (e.g., Certificate of Occupancy) and licenses necessary for Tenant’s occupancy of the Premises and conducting its business therein. Tenant will not occupy or use any portion of the Premises for any purpose other than the Sole Permitted Use or for any purpose which is unlawful or which, in the good faith judgment of Landlord, is disreputable or which is hazardous due to risk of fire, explosion or other casualty, nor permit anything to be done which will in any way (i) increase the rate of fire and casualty insurance on the Building or its contents, or (ii) tend to lower the first-class character of the Building, or (iii) create unreasonable elevator loads or otherwise interfere with standard building operations, or (iv) affect the structural integrity or design capabilities of the Building or any portion thereof (e.g., a floor being occupied by Tenant) In the event that, by reason of any act or conduct or business of Tenant, there shall be any increase in the rate of insurance on the Building or its contents created by Tenant’s acts or conduct or business, then Tenant hereby agrees to pay Landlord the amount of such increase on demand. Tenant will conduct its business, and control its agents, employees, and invitees in such a manner as not to create any nuisance or interfere with, other tenants or Landlord in the management of the Building.

15. Laws and Regulations; Rules of the Building. (a) Tenant at its sole expense will maintain the Premises in a clean and healthful condition and will comply with all laws, ordinances, orders, rules and regulations of any governmental authority having jurisdiction over the use, conditions or occupancy of the Premises. Without limiting the generality of the foregoing, Tenant shall comply strictly and in all respects with the requirements of all Hazardous Waste Laws and shall indemnify Landlord and hold Landlord harmless from and against any liability, costs or expenses that may arise on account of the release, discharge, storage, disposal, treatment, processing or other handling or discovery of any Hazardous Substance within the Premises, or the discharge, release, disposal, storage, treatment, processing or other handling of any Hazardous Substance by Tenant, its employees, agents, contractors, or invitees anywhere on the Land or within the Building, or off site. As used herein, “Hazardous Substance” means any substance, material or matter that may give rise to liability under any Hazardous Waste Laws, including (but not limited to) medical waste and petroleum products or petroleum wastes. “Hazardous Waste Laws” shall mean any local, state or federal laws, rules, ordinances, regulations, and policy and guidance statements by the Environmental Agencies, either in existence as of the date hereof, or enacted, promulgated or issued after the date of this Lease, that concern the management, control, discharge, treatment, containment or removal of substances or materials that are or may become a threat to public health or the environment. Notwithstanding the foregoing, Tenant’s obligations to comply with all laws, ordinances, orders, rules and regulations of any governmental authority having jurisdiction over the use, conditions or occupancy of the Premises shall be limited to those situations in which a violation, order or duty is imposed resulting from a particular use made of the Premises or any portion thereof by Tenant or the configuration of the Premises as requested by Tenant, and Tenant shall not be responsible for complying with any laws, ordinances, orders, rules and regulations of any governmental authority having jurisdiction over the use, conditions or occupancy of the Premises which are imposed on the Building generally and would have to be complied with whether Tenant or any other tenant were then in possession of the Premises.

(b) Tenant and Tenant’s agents, employees, and invitees shall comply fully with all Rules and Regulations of the Building on a non-discriminatory basis, which are attached hereto as Exhibit E and made a part hereof as though fully set out herein. As more particularly provided therein, Landlord shall at all times have the right to change such rules and regulations or to amend them in such reasonable manner as may be deemed advisable for the safety, protection, care and cleanliness of the Building and appurtenances and for preservation of good order therein, and on a non-discriminatory basis, all of which rules and regulations, changes and amendments will be forwarded to Tenant in writing and shall be complied with and observed by Tenant; provided, however, that no new rules or regulations shall deprive Tenant of any rights expressly granted to Tenant pursuant to this Lease. If any inconsistency exists or arises between the terms of this Lease and the Rules and Regulations, the terms of this Lease shall prevail.

16. Indemnity, Liability and Loss or Damage. (a) By moving into the Premises or taking possession thereof, subject to latent defects that unreasonably interfere with Tenant’s use of the Premises, Tenant accepts the Premises as suitable for the purposes for which they are leased and accepts the Building and each and every appurtenance thereof, and waives any and all defects therein (with the exception of latent defects). Subject to Paragraph 17, Tenant shall indemnify and hold Landlord, and its respective officers, directors, employees and agents harmless from, and reimburse Landlord for and with respect to, all claims, demands, actions, damages, loss, liabilities, judgments, costs and expenses, including without limitation, attorneys’ fees and court costs (each a “Claim”) which are suffered by, recovered from or asserted against Landlord and arise from or in connection with (i) the use or occupancy of the Premises (excluding common areas or (ii) any accident, injury or damage occurring in or at the Premises (excluding common areas; provided, however, such indemnification of Landlord by Tenant shall not include any Claim waived by Landlord under Paragraph 17, or any Claim to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees. TENANT ACKNOWLEDGES THAT THE FOREGOING INCLUDES AN INDEMNITY AND RELEASE OF LANDLORD FOR THE CONSEQUENCES OF ITS OWN NEGLIGENCE.

(b) Subject to Paragraph 17, unless arising from or out of Tenant’s gross negligence or willful wrongdoing, Tenant shall not be liable for, and Landlord shall indemnify Tenant, and its respective officers, directors, employees and agents, and save it harmless from and reimburse Tenant for and with respect to, all Claims arising from or out of any occurrence in, upon, at or from the Building (other than the Premises) or the occupancy or use by Landlord of the Building or any part thereof, or occasioned wholly or in part by any action or omission of Landlord, its other tenants, its agents, contractors, employees, invitees, or licensees. If Tenant shall, without fault on its part, be made a party to any action commenced by or against Landlord, Landlord shall protect and hold Tenant harmless therefrom and shall pay all costs, expenses, and reasonable attorney’s fees to Tenant incurred in connection therewith. LANDLORD ACKNOWLEDGES THAT THE FOREGOING INCLUDES AN INDEMNITY AND RELEASE OF TENANT FOR THE CONSEQUENCES OF ITS OWN NEGLIGENCE.

17. No Subrogation; Insurance. Notwithstanding anything to the contrary set forth herein, Landlord and Tenant each hereby waives any rights it may have against the other (including, but not limited to, a direct action for damages) on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, to their respective property, the Premises, its contents or to any other portion of the Building arising from any risk (without regard to the amount of coverage or the amount of deductible) to the extent of the greater of insurance maintained or required to be maintained hereunder. The foregoing waiver shall be effective even if either or both parties fail to carry such all risk insurance. Without in any way limiting the foregoing waivers and to the extent permitted by applicable law, the parties hereto each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that Landlord or Tenant or their respective insurers may have against the other party or their respective officers, directors, employees, agents or invitees and all rights of their respective insurance companies based upon an assignment from its insured, including an assignment from an insured under any workers compensation insurance policy, if any is carried by Tenant. Each party to this Lease agrees immediately to give to each such insurance company written notification of the terms of the mutual waivers contained in this Section and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers. TENANT AND LANDLORD EACH ACKNOWLEDGE THAT THE FOREGOING INCLUDES AN INDEMNITY AND RELEASE OF THE OTHER FOR THE CONSEQUENCES OF ITS OWN NEGLIGENCE.

(b) Tenant shall procure and maintain throughout the term of this Lease a policy or policies of insurance, at its sole cost and expense, insuring Tenant and Landlord against any and all liability for injury to or death of a person or persons, occasioned by or arising out of or in connection with the use or occupancy of the Premises as follows:

(1)	FIRE INSURANCE, including extended coverage, vandalism and malicious mischief, and demolition and debris removal, insuring for an amount no less than 80% of the current replacement cost of all Tenant improvements, alterations or additions made to the Premises by Landlord for Tenant, and Tenant’s trade fixtures, inventory, furniture and equipment owned, controlled or in use by Tenant and situated in the Premises. Landlord shall have no interest in the insurance upon Tenant’s equipment and fixtures and will sign all documents necessary in the settlement of any claim. Landlord will not carry insurance of Tenant’s property or improvements to the Premises made by Tenant.

(2)	COMMERCIAL GENERAL LIABILITY INSURANCE including Bodily Injury and Property Damage Liability and Personal Advertising Injury Liability on an occurrence basis with respect to Tenant’s business and occupancy of the Premises for any one occurrence or claim of not less than $1,000,000 with $1,000,000 Products Aggregate and $2,000,000 General Aggregate or such greater amount as reasonably required by Landlord’s mortgage lender from time to time, but in no even more than a $5,000,000 General Aggregate. Such insurance shall contain a provision including coverage for all liabilities assumed by Tenant under this Lease and shall name Landlord as Additional Insured.

(3)	WORKER’S COMPENSATION INSURANCE to the extent required by law for all Tenant’s employees working in the Premises in an amount sufficient to comply with applicable laws or regulations. The policy shall include Employers Liability with minimum limits of $100,000 per accident, $100,000 per employee, $500,000 policy limit.

(4)	BUSINESS INTERRUPTION INSURANCE in an amount sufficient to reimburse Tenant for direct or indirect loss of earnings attributable to perils commonly insured against by prudent tenants or attributable to prevention of access to the Building or Premises as a result of such perils.

(5)	Tenant shall provide Landlord with an original certificate of insurance upon execution of the lease.

(c) Landlord shall maintain property casualty insurance for the Building in amounts and with deductibles the Landlord deems commercially reasonable or that may be required from time to time by Landlord’s lender. Any such property casualty insurance shall be for not less than 80% of actual replacement cost of the Building (exclusive of costs of excavations, foundations, underground utilities, and footings). Landlord shall maintain commercial general liability insurance including Bodily Injury and Property Damage Liability and Personal Advertising Injury Liability on an occurrence basis with respect to the Building for any one occurrence or claim of not less than $1,000,000 with $1,000,000 Products Aggregate and $2,000,000 General Aggregate or such greater amount as reasonably required by Landlord’s mortgage lender from time to time.

18. Fire and Casualty. (a) If the Premises are damaged by fire or other casualty and if such damage is not susceptible of repair within 180 days from such casualty (as estimated, as soon as within 30 days after the occurrence of such damage, by an architect of recognized good reputation selected by Landlord, a copy of which estimate shall be promptly delivered to Tenant), then in such event this Lease, at the option of Landlord or Tenant exercised by giving written notice thereof to the other within 30 days after receipt of a certificate of the architect so selected, shall terminate as of the date of such loss, and Tenant shall pay the rent hereunder apportioned to the time of such loss and shall pay all other obligations of Tenant owing on the date of termination, and Tenant shall immediately surrender the Premises to Landlord.

(b) If the damage described above is susceptible of repair within 180 days, or if the damage is not susceptible of repair within 180 days but neither Landlord nor Tenant exercises its option to terminate this Lease, Landlord shall enter and make the necessary repairs without affecting this Lease, but the rent hereunder shall be reduced or abated as shall be equitable, in the good faith judgment of Landlord, until such repairs are made, unless such damage has been so slight that Tenant’s occupancy of the Premises is not materially interfered with, in which case the rent hereunder shall not be abated or reduced. Notwithstanding the foregoing, Landlord shall have the option to terminate this Lease and shall not be obligated to repair the Premises or the Building if the damage is not covered by insurance or if Landlord’s mortgagee applies any material portion of the insurance proceeds to the unpaid balance of its loan.

(c) In the event the Building is so badly damaged or injured by fire or other casualty, even though the Premises may not be affected, that Landlord decides, within 30 days after such receipt of the estimate referred to in subparagraph (a), not to rebuild or repair the Building (such decision being vested exclusively in the discretion of Landlord), then in such event Landlord shall so notify Tenant in writing and this Lease shall terminate as of the date of such loss, and the Tenant shall pay rent hereunder apportioned to the date of such loss and shall pay all other obligations of Tenant owing on the date of termination, and Tenant shall immediately surrender the Premises to Landlord.

(d) Notwithstanding the foregoing provisions of this Paragraph 18, Tenant agrees that if the Premises or any other portion of the Building is damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of its agents, employees, or invitees, then the cost of restoring the damage in excess of any property damage insurance proceeds paid to Landlord (or the proceeds that Landlord would have received had Landlord carried the insurance required to be maintained by Landlord under this Lease) shall be repaired at the sole cost and expense of Tenant, and there shall be no abatement of rent before or during the repair of such damage.

19. Condemnation. If all of the Premises, or so much thereof as would materially interfere with Tenant’s use of the remainder, shall be taken or condemned for any public use or purpose by right of eminent domain, with or without litigation, or be transferred by agreement in connection with or in lieu of or under threat of condemnation, then the term of this Lease and the leasehold estate created hereby shall terminate as of the date title shall vest in the condemnor or transferee. If a material portion of the Building, but not the Premises, is taken or condemned or transferred as aforesaid, Landlord shall have the option to terminate this Lease effective as of the date title shall vest in the condemnor or transferee. Landlord shall receive the entire award from any taking or condemnation (or the entire compensation paid because of any transfer by agreement), and Tenant shall have no claim thereto.

20. [INTENTIONALLY DELETED].

21. Assignment and Subletting. (a) In the event that Tenant desires to assign or mortgage this Lease or sublet all or any part of the Premises (with the term “sublet” being deemed, for purposes of this Paragraph 21, to include Tenant’s grant of a license, concession or other right of occupancy of any portion of the Premises), Tenant shall notify Landlord in writing (a “Proposal Notice”) and shall state in the Proposal Notice the name of the proposed assignee, mortgagee or sublessee and the terms of the proposed assignment, mortgage or sublease. In the Proposal Notice Tenant shall also provide financial information and state the nature and character of the business of the proposed assignee, mortgage or sublessee. Notwithstanding such Proposal Notice to Landlord, Tenant shall not assign or mortgage this Lease or any right hereunder or interest herein, and Tenant shall not sublet the Premises in whole or in part or grant any license, concession or other right of occupancy of any portion of the Premises, without the prior written consent of Landlord (which, subject to subsections (b) and (c) below, shall not be unreasonably withheld, conditioned or delayed). Except as expressly provided below, any such assignment, mortgage or subletting without Landlord’s consent shall be void and shall, at the sole option of the Landlord, be deemed a breach of this Lease. Notwithstanding any assignment, mortgage or subletting consented to by Landlord, Tenant and each assignee shall at all times remain fully responsible and liable for the payment of the rent herein specified and for compliance with all of Tenant’s other covenants and obligations under this Lease. No consent to any assignment or mortgage of this Lease or any subletting of the Premises shall constitute a waiver of the provisions of this paragraph except as to the specific instance covered thereby. If Tenant is a corporation or partnership, an assignment prohibited by this Paragraph 21 shall be deemed to include one or more sales or transfers, by operation of law or otherwise, or creation of new stock or partnership interests, by which a majority of the voting shares of the corporation or interests in the partnership shall be vested in a party or parties who are not owners of a majority of the voting shares or partnership interests of Tenant as of the date hereof; provided, however, that the foregoing provisions of this sentence shall not be applicable if Tenant’s stock is listed on a recognized security exchange. Any transfer by operation of law shall also constitute an assignment prohibited by this Paragraph 21. Unless Landlord’s withholding of consent is attributable primarily to a malicious intent to injure Tenant (i.e., as opposed to a difference of opinion between Landlord and Tenant), Landlord shall not be liable to Tenant for wrongfully withholding its consent to an assignment or subletting under this Lease and Tenant’s sole remedy on account thereof shall be to enforce specific performance of Landlord’s obligation to consent.

(b) Landlord and Tenant hereby agree that the granting of consent by Landlord (i.e., if such consent is granted) shall, at a minimum, be preconditioned upon the fulfillment of the following requirements of Landlord:

(1) Landlord shall be entitled to review Tenant’s Proposal Notice for at least twenty (20) days after receiving same from Tenant; provided, if Landlord should fail to notify Tenant in writing of its decision within such 20-day period, then Landlord shall be deemed to have granted its to consent to the proposed assignment, mortgage or subletting so long as Tenant otherwise complies with the terms of this Paragraph;

(2) Tenant shall remain primarily liable under this Lease;

(3) Any proposed assignee or sublessee shall assume, in a written instrument reasonably acceptable to Landlord, all of the obligations of Tenant hereunder;

(4) No use shall be employed in connection with the Premises other than the Sole Permitted Use set forth in this Lease;

(5) The Premises shall remain intact and shall not be altered in any manner whatsoever unless Tenant and the prospective assignee or sublessee shall pay the entire cost thereof, and Landlord’s prior written approval is obtained pursuant to Paragraph 10 above;

(6) The tangible net worth of the proposed subtenant/assignee must be reasonably sufficient for the obligations under this Lease;

(7) Any use of the Premises permitted hereunder by the proposed sublessee/assignee must not (i) violate or create any potential violation of any laws, nor (ii) violate any other agreements affecting the Premises, the Building or Landlord, nor (iii) increase by more than 5% the density of employees and/or other persons using the Premises from the density maintained by Tenant;

(8) The proposed subtenant/assignee will not create traffic congestion or an unreasonable burden on existing parking or elevators;

(9) Tenant shall pay any and all reasonable attorney’s fees or other costs associated with Landlord’s review and approval of a prospective assignee or sublessee, not to exceed $500.00;

(10) No assignment or sublease shall be to a person or entity with whom Landlord is then negotiating, has negotiated with within the previous six months or currently is a tenant within the Building.

(c) [Intentionally Deleted].

(d) In the event of a sublease approved by Landlord where the monthly rental per square foot of space subleased which is payable by any sublessee to Tenant exceeds the monthly rental per square foot for the same space payable for the same month by Tenant to Landlord, Tenant shall be obligated to pay 50% of (1) all compensation which is allocable to monthly rental, as reasonably determined by Tenant, received by Tenant for a sublease less the costs reasonably incurred by Tenant with unaffiliated third parties in connection with such sublease (i.e., brokerage commissions, tenant finish work and commercially reasonable tenant inducement costs) over (2) the monthly rental allocable to the portion of the Premises covered thereby. If an event of default exists, Landlord, at Landlord’s option, may elect to require that rental payable by any sublessee be paid directly to Landlord and offset Tenant’s rent obligations accordingly.

(e) Notwithstanding Paragraphs 21(a)-(d), Tenant may sublease or assign all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1) an affiliate of Tenant if Tenant represents to Landlord that such entity has the financial ability to perform the obligations of Tenant under this Lease;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the tangible net worth of the surviving or created entity is not less than the tangible net worth of Tenant immediately prior to such transfer; or

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s tangible net worth after such acquisition is not less than the tangible net worth of Tenant immediately prior to such acquisition.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease.

22. Holding Over. Should Tenant continue to hold the Premises after this Lease terminates, whether by lapse of time or otherwise, such holding over shall, unless otherwise agreed by Landlord in writing, constitute and be construed as a tenancy at will at a daily rental equal to one-thirtieth (1/30) of an amount equal to 150% of the amount of the monthly rental payable during the last month prior to the termination of this Lease, and upon and subject to all of the other terms and provisions set forth herein except any right to renew this Lease. This provision shall not be construed, however, as permission by Landlord for Tenant to hold over.

23. Abandoned Property. All personal property of Tenant remaining in the Premises after the expiration of the Lease Term or after the abandonment of the Premises by Tenant may be treated by Landlord as having been abandoned by Tenant, and Landlord shall have the right to remove such personal property from the Premises without any obligation to deliver such personal property to Tenant and without any liability to Tenant whatsoever, it being agreed that Tenant shall have no right to reclaim such property. Landlord shall have no duty to notify Tenant that Landlord may dispose of Tenant’s property. Tenant shall be presumed conclusively to have abandoned the Premises if the amount of Tenant’s property removed or being removed by Tenant from the Premises is substantial enough to indicate a probable intent to abandon the Premises, and such removal is not within the normal course of Tenant’s business, or if Tenant removes or is removing any material amount of Tenant’s personal property from the Premises at a time when Tenant is in default in the payment of rental due hereunder and such removal is not within the normal course of Tenant’s business.

24. Taxes. (a) Tenant shall be liable for all taxes levied or assessed against all personal property, furniture and fixtures placed by Tenant, or on Tenant’s behalf, in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

(b) Tenant agrees that, as between Tenant and Landlord, Landlord has the sole and absolute right to contest taxes levied against the Premises and the Building (other than taxes levied directly against Tenant’s personal property within the Premises). Accordingly, Tenant, to the maximum extent permitted by law, irrevocably waives any and all rights that Tenant may have to receive from Landlord a copy of notices received by Landlord regarding the appraisal or reappraisal, for tax purposes, of all or any portion of the Premises or the Building (including, without limitation, any rights set forth in §41.413 of the Texas Property Tax Code, as such section may be amended and/or supplemented from time to time). Additionally, Tenant, to the maximum extent permitted by law, hereby assigns to Landlord any and all rights of Tenant to protest or appeal any governmental appraisal or reappraisal of the value of all or any portion of the Premises or the Building (including, without limitation, any rights set forth in §41.413 and §42.015 of the Texas Property Tax Code, as such sections may be amended and/or supplemented from time to time). To the maximum extent permitted by law, Tenant agrees that it will not protest or appeal any such appraisal or reappraisal before a governmental taxing authority without the express written authorization of Landlord.

25. Transfer of Landlord’s Rights. In the event Landlord transfers its interest in the Building and the transferee assumes Landlord’s obligations under this Lease, Landlord shall thereby be released from any obligations under this Lease accruing after such transfer, and Tenant agrees to look solely to the successor in interest of the Landlord for the performance of such obligations.

26. Default. (a) The following events shall be deemed to be events of default by Tenant under this Lease: (i) Tenant shall fail to pay any rental or other sums payable by Tenant hereunder as and when such rental or other sums become due and payable and any such failure shall continue for a period of ten (10) days after written notice from Landlord to Tenant (provided, however, that if in any calendar year Landlord has given at least two written notices of rental defaults to Tenant, then for the remainder of that particular calendar year the grace period shall be reduced to five days and there shall be no requirement of written notice from Landlord to Tenant); (ii) Tenant shall fail to comply with any other provision, condition or covenant of this Lease and any such failure shall continue for a period of thirty (30) days after Landlord gives written notice thereof to Tenant; provided, however, if such failure cannot be cured within such thirty (30) day period and Tenant commences to cure such failure within such thirty (30) day period and thereafter diligently pursues such cure to completion, then such failure shall not be an Event of Default (iii) any petition shall be filed by or against Tenant or any guarantor of Tenant’s obligations under this Lease pursuant to any section or chapter of the present federal Bankruptcy Act or under any future federal Bankruptcy Act or under any similar law or statute of the United States or any state thereof, or Tenant or any guarantor of Tenant’s obligations under this Lease shall be adjudged bankrupt or insolvent in proceedings filed under any section or chapter of the present federal bankruptcy act or under any future federal bankruptcy act or under any similar law or statute of the United States or any state thereof; (v) Tenant or any guarantor of Tenant’s obligations under this Lease shall become insolvent or make a transfer in fraud of creditors; or (vi) a receiver or trustee shall be appointed for Tenant or any of the assets of Tenant.

(b) Upon the occurrence of any event of default, Landlord shall have the option to do any one or more of the following without any further notice or demand, in addition to and not in limitation of any other remedy permitted by law or by this Lease:

(1)	Landlord may enforce, by all legal suits and other means, its rights hereunder, including the collection of Base Rental and any other sums payable by Tenant hereunder, without reentering or resuming possession of Premises and without terminating this Lease.

(2)	Landlord may do whatever Tenant is obligated to do by the provisions of this Lease; and to the extent that Landlord deems it necessary or otherwise appropriate for Landlord to enter the Premises, Landlord may enter the Premises, by force if necessary (but only if and to the extent permitted by law), in order to accomplish this purpose. Tenant hereby waives any and all claims for damages caused by Landlord’s actions pursuant to this subparagraph (b)(2), except to the extent caused by the gross negligence or willful misconduct to Landlord or Landlord’s employees, agents, contractors and representatives, and Tenant also agrees to reimburse Landlord immediately upon demand for any expenses which Landlord may incur in thus effecting compliance with this Lease on behalf of Tenant.

(3)	If (but only if) Tenant is in arrears in its rentals by more than one month, Landlord may enter upon and take possession of the Premises without terminating this Lease and expel or remove Tenant and its effects therefrom without being liable to prosecution of any claims for damages therefor, and Landlord may relet the Premises for the account of Tenant. Tenant shall pay to Landlord all arrearages of Base Rental and other sums due and owing by Tenant to Landlord, and Tenant shall also pay to Landlord during each month of the unexpired Lease Term the installments of Base Rental and other sums due hereunder, less such part, if any, that Landlord shall have been able to collect from a new tenant upon reletting. In this regard the parties further agree that although Landlord shall use its reasonable efforts to relet the Premises after Tenant has vacated the Premises,

Landlord shall have no obligation to agree to any lease terms which it deems to be unacceptable, nor shall Landlord be obligated (i) to travel outside a radius of thirty (30) miles from its principal office in order to meet with a prospective tenant, (ii) to accept a prospective tenant for the Premises (or any portion thereof) which is an existing or prospective tenant elsewhere in the Building, or (iii) to expend monies for finish-out requested by a prospective tenant unless Landlord, in its sole and absolute discretion, approves both the lease terms and the credit of such prospective tenant. Tenant further agrees that in the event of any reletting, Tenant shall pay to Landlord on demand all Reimbursable Costs prescribed in the final portion of this Paragraph 26. In the event Landlord exercises the rights and remedies afforded to it under this Paragraph 26(b)(3) and then subsequently elects to terminate this Lease, Tenant shall be liable to Landlord for damages as set forth in the final two sentences of Paragraph 26(b)(5) below and Landlord shall have the right at any time to demand final settlement as provided therein.

(4)	If (but only if) Tenant is in arrears in its rentals by more than one month, Landlord may enter upon the Premises by use of a duplicate key, a master key, an electronic pass card, a locksmith’s entry procedures or any other means not involving personal confrontation, and change, alter or modify the door locks on all entry doors of the Premises, thereby excluding Tenant and its agents, employees, representatives and invitees, from the Premises. In such event Landlord shall not be obligated to place any written notice on the Premises explaining Landlord’s action; moreover, Landlord shall not be required to provide the new key (if any) to Tenant until and unless all rental defaults of Tenant have been fully cured.

(5)	If (but only if) Tenant is in arrears in its rentals by more than one month, Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, but if Tenant shall fail to do so, Landlord may without notice and without prejudice to any other remedy Landlord may have, enter upon and take possession of the Premises and expel or remove Tenant and its effects without being liable to prosecution or any claim for damages therefor; and upon any such termination, Tenant agrees that in addition to its liability for the payment of arrearages of Base Rental and other sums due and owing by Tenant to Landlord under this Lease upon such termination, Tenant shall be liable to Landlord for damages. Tenant shall pay to Landlord as damages on the same days as Base Rental and other payments are expressed to be due under the provisions of this Lease, the total amount of such Base Rental and other payments, less such part, if any, of such payments that Landlord shall have been able to collect from a new tenant upon reletting. In this regard the parties further agree that although Landlord shall use its reasonable effort to relet the Premises after Tenant has vacated the Premises, Landlord shall have no obligation to agree to any lease terms which it deems to be unacceptable, nor shall Landlord be obligated (i) to travel outside a radius of thirty (30) miles from its principal office in order to meet with a prospective tenant, (ii) to accept a prospective tenant for the Premises (or any portion thereof) which is an existing or prospective tenant elsewhere in the Building, or (iii) to expend monies for finish-out requested by a prospective tenant unless Landlord, in its sole and absolute discretion, approves both the lease terms and the credit of such prospective tenant. Tenant further agrees that in the event of any reletting, Tenant shall pay to Landlord on demand all Reimbursable Costs prescribed in the final portion of this Paragraph 26. Landlord shall have the right at any time to demand final settlement. Upon demand for a final settlement, Landlord shall have the right to receive, and Tenant hereby agrees to pay, as damages for Tenant’s breach and in addition to the Reimbursable Costs prescribed in the final section of this Paragraph 26, the difference between the total rental provided for in this Lease for the remainder of the Lease Term and the reasonable rental value of the Premises for such period, such difference to be discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates”, plus two percent (2%).

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or equity. Any entry by Landlord upon the Premises may be by use of a master or duplicate key or electronic pass card or any locksmith’s entry procedure or other peaceable means. Any reletting by Landlord shall be without notice to Tenant, and if Landlord has not terminated this Lease, the reletting may be in the name of Tenant or Landlord, as Landlord shall elect. Any reletting shall be for such term or terms (which may be greater or less than the period which constitutes the balance of the Lease Term) and on such terms and conditions (which may include free rent, rental concessions or tenant inducements of any nature) as Landlord in its absolute discretion may determine, and Landlord may collect and receive any rents payable by reason of such reletting. In the event of any reletting, Tenant shall pay to Landlord on demand the cost of renovating, repairing and altering the Premises for a new tenant or tenants, and the cost of advertisements, brokerage fees, reasonable attorney’s fees and other costs and expenses incurred by Landlord in connection with such reletting (the “Reimbursable Costs”). In the event any rentals actually collected by Landlord upon any such reletting for any calendar month are in excess of the amount of rental payable by Tenant under this Lease for the same calendar month, the amount of such excess shall belong solely to Landlord, and Tenant shall have no right with respect thereto (except, however, same shall be applied to Landlord’s damages, including Tenant’s deficiency, if any). In the event it is necessary for Landlord to institute suit against Tenant in order to collect the rental or any other sum due hereunder or any deficiency between the rental and any other sum provided for by this Lease for a calendar month and the rental and any other sum actually collected by Landlord for such calendar month, Landlord shall have the right to allow such deficiency to accumulate and to bring an action upon several or all of such rental deficiencies at one time. Any suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent rental deficiency or deficiencies.

27. Security Deposit. [INTENTIONALLY DELETED]

28. Landlord’s Subordination. Contemporaneously with Landlord’s execution of this Lease, Landlord shall execute and acknowledge the Landlord’s Subordination attached hereto as Rider No. 104.

29. Remedies. No act or thing done by Landlord or its agents during the term hereof shall be deemed an acceptance of an attempted surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord. No reentry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless a written notice of such intention is given to Tenant. Notwithstanding any such reletting or reentry or taking possession, Landlord may at any time thereafter elect to terminate this Lease for a previous default. Landlord’s acceptance of rent following an event of default hereunder shall not be construed as Landlord’s waiver of such event of default. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of any other violation or default. The failure of Landlord to enforce the rules described in Paragraph 15 against Tenant or any other tenant in the Building shall not be deemed a waiver of any such rules. No provisions of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and is signed by Landlord. The rights granted to Landlord in this Lease shall be cumulative of every other right or remedy which Landlord may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. If Landlord brings any action under this Lease, or consults or places this Lease or any amount payable by Tenant hereunder with an attorney for the enforcement of any of Landlord’s rights hereunder, then Tenant agrees to pay to Landlord the reasonable attorney’s fees and other costs and expenses incurred by Landlord in connection therewith, unless Tenant prevails against Landlord’s claim whether in court or otherwise.

30. Joint and Several Liability. If there are two or more parties comprising Tenant, the obligations imposed upon Tenant pursuant to this Lease shall be joint and several. If there is a guarantor of Tenant’s obligations under this Lease, the obligations of Tenant shall be joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant hereunder before proceeding against such guarantor; nor shall any such guarantor be released from its guarantee for any reason whatsoever, including, without limitation, any amendment of this Lease, any forbearance by Landlord or waiver of any of Landlord’s rights, the failure to give Tenant or such guarantor any notices, or the release of any party liable for the payment of Tenant’s obligations hereunder.

31. Constructive Eviction. Tenant shall not be entitled to claim a constructive eviction from the Premises unless Tenant shall have first notified Landlord in writing of the condition or conditions giving rise thereto, and, if the complaints be justified, unless Landlord shall have failed to remedy such conditions within a reasonable time after receipt of said notice.

32. Building Name. Landlord reserves the right at any time to change the name by which the Building is designated, and Landlord shall have no obligation or liability whatsoever for costs or expenses incurred by Tenant as a result of such name change of the Building.

33. Subordination. This Lease and all rights of Tenant hereunder are subject and subordinate to any deeds of trust, mortgages or other instruments of security which do now or may hereafter cover the Building and the Land or any interest of Landlord therein, and to any and all advances made on the security thereof, and to any and all increases, renewals, modifications, consolidations, replacements and extensions of any of such deeds of trust, mortgages or instruments of security. This provision is hereby declared by Landlord and Tenant to be self-operative and no further instrument shall be required to effect such subordination of this Lease. Tenant shall, however, upon demand at any time or times execute, acknowledge and deliver to Landlord any and all instruments and certificates that, in the judgment of Landlord, may be necessary or proper to confirm or evidence such subordination, and Tenant hereby irrevocably appoints Landlord as Tenant’s agent and attorney-in-fact for the purpose of executing, acknowledging and delivering any such instruments and certificates. However, notwithstanding the generality of the foregoing provisions of this Paragraph 33, Tenant agrees that any such mortgagee shall have the right at any time to subordinate any such deeds of trust, mortgages or other instruments of security to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Tenant further covenants and agrees upon demand by Landlord’s mortgagee at any time, before or after the institution of any proceedings for the foreclosure of any such deeds of trust, mortgages or other instruments of security, or sale of the Building pursuant to any such deeds of trust, mortgages or other instruments of security or voluntary sale, to attorn to such purchaser upon any such sale and to recognize and attorn to such purchaser as Landlord under this Lease. The agreement of Tenant to attorn upon demand of Landlord’s mortgagee contained in the immediately preceding sentence shall survive any such foreclosure sale or trustee’s sale. Tenant hereby agrees to execute, acknowledge and deliver to Landlord’s mortgagee any and all instruments and certificates that in the judgment of Landlord’s mortgagee may be necessary or proper to confirm or evidence such attornment, and Tenant hereby irrevocably appoints Landlord’s mortgagee as Tenant’s agent and attorney-in-fact for the purpose of executing, acknowledging and delivering any such instruments and certificates. Notwithstanding the foregoing, if the Premises are, as of the date hereof, subject to any mortgage, trust deed, prime lease or ground lease, Landlord shall provide Tenant prior to the Commencement Date with an agreement executed by such lender in the form of Rider No. 105 which shall assure Tenant’s continued and undisturbed right to possession of the Premises and other rights granted under this Lease in accordance with this Lease’s terms and conditions. In addition, Tenant agrees to subordinate this Lease to any future mortgage, trust deed or ground lease of Landlord, provided any lien holder shall assure Tenant, in writing, of Tenant’s continued and undisturbed right to possession of the Premises and other rights granted under this Lease in accordance with this Lease’s terms and conditions.

34. Lease Certificates; Financial Statements. Tenant agrees to furnish from time to time, within fifteen (15) days after requested by Landlord, a certificate signed by Tenant and addressed to Landlord — or at Landlord’s direction to any potential successor to Landlord or any existing or potential holder of a deed of trust or mortgage covering the Land and Building or any interest of Landlord therein — to the effect that this Lease is then presently in full force and effect and specifying any modifications; that the term of this Lease has commenced and the full rental is then accruing hereunder; that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant (other than latent defects); that no rent under this Lease has been paid more than thirty (30) days in advance of its due date; that the address for notices to be sent to Tenant is as set forth in this Lease; that Tenant, as of the date of such certificate, has no charge, lien or claim of offset under this Lease or otherwise against rents or other charges due or to become due hereunder; and that to the knowledge of Tenant, Landlord is not then in default under this Lease. The certificate shall also contain an acknowledgment by Tenant of receipt of notice of the assignment of this Lease to such holder and the agreement by Tenant with such holder that from and after the date of such certificate, Tenant will not pay any rent under this Lease more than 30 days in advance of its due date, will not surrender or consent to the modification of any of the terms of this Lease nor to the termination of this Lease by Landlord, and, will not seek to terminate this Lease by reason of any act or omission of Landlord until Tenant shall have given written notice of such act or omission to the holder of such deed of trust or mortgage (at such holder’s last address furnished to Tenant) and until a reasonable period of time shall have elapsed following the giving of such notice, during which period such holder shall have the right, but shall not be obligated, to remedy such act or omission; provided, however, that if Tenant’s certificate is executed before the assignment of Landlord’s interest in the Lease to such holder, then the agreement of Tenant described in this sentence will be of no effect under such certificate unless Tenant is furnished with a copy of the assignment to such holder within ninety (90) days after the date of such certificate. Tenant shall also furnish to Landlord when requested by Landlord, but no more often than one time per calendar year, a statement of the financial condition of Tenant prepared by an independent Certified Public Accountant and in form reasonably satisfactory to Landlord.

35. Limitation of Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord in the Building and the Land, and Landlord shall not be personally liable for any deficiency. This clause shall not be deemed to limit or deny any remedies which Tenant may have in the event of default by Landlord hereunder which do not involve the personal liability of Landlord. Notwithstanding anything to the contrary contained in this Lease, in the event Landlord sells, assigns, transfers or conveys its interest in the Land, Landlord shall have no liability for any acts or omissions that occur after the date of said sale, assignment, transfer or conveyance.

36. Consents. In all circumstances under this Lease where the prior consent of one party (the “consenting party”), whether it be Landlord or Tenant, is required before the other party (the “requesting party”) is authorized to take any particular type of action, such consent shall not be withheld in a wholly unreasonable and arbitrary manner; however, the requesting party agrees that its exclusive remedy if it believes that consent has been withheld improperly (including, but not limited to, consent required from Landlord pursuant to Paragraph 11 or Paragraph 21 of this Lease) shall be to institute litigation either for a declaratory judgment or for a mandatory injunction requiring that such consent be given (with the requesting party hereby waiving any claim for damages, attorneys fees or any other remedy unless the consenting party refuses to comply with a court order or judgment requiring it to grant its consent).

37. Notices. Any notice required or permitted to be given hereunder by one party to the other shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address of such party set forth below its name where it has executed this Lease, (2) hand delivered to the intended addressee, (3) sent by a nationally recognized overnight courier service, or (4) sent by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder. Either party hereto may at any time by giving written notice to the other party in the aforesaid manner designate any other address in substitution of the foregoing address to which any such notice shall be given. All notices shall be effective (x) on the second business day after deposit with the United States Postal Service for notices given pursuant to clause (1) above and (y) upon delivery to the address of the addressee (even if such addressee refuses delivery thereof) for all other notices. Concurrently with any notice to Tenant required by this Lease, Landlord shall deliver a copy of such notice to any Lender with whom Landlord has a written agreement to provide copies of notices. As of the Commencement Date, Landlord has agreed to give notice to Tenant’s current lender at the following addresses:

Fleet National Bank

100 Federal Street

Boston, Massachusetts 02100

Attention: John F. Lynch, Senior Vice President

With a copy to:

Choate, Hall & Stewart

Exchange Place, 53 State Street

Boston, Massachusetts 02109

Attention: Peter M. Palladinoi, P.C.

38. Brokerage. Landlord and Tenant warrant to each other that they have not had any dealings with any broker or agent in connection with the negotiation or execution of this Lease except for the Leasing Agent, or Agents, if any, listed in Paragraph 1(j) of this Lease; and each party agrees to indemnify the other party and hold the other party harmless from and against any and all costs, expenses or liability for commissions or other compensation or charges claimed by any other broker or agent, through commitments of the indemnifying party with respect to this Lease.

39. Force Majeure. Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, the party taking the action shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any reasonable delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of such party; provided, however, in no event shall the foregoing apply to the financial obligations of either Landlord or Tenant to the other under this Lease, including Tenant’s obligation to pay Base Rentals and all other amounts payable to Landlord hereunder.

40. No Third Party Beneficiary. This Lease is for the sole benefit of Landlord, its successors and assigns, and Tenant, its permitted successors and assigns, and it is not for the benefit of any third party.

41. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision that is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

42. Binding Effect. The provisions of this Lease shall be binding upon and inure to the benefit of Landlord and Tenant, respectively, and to their respective heirs, personal representatives, successors and assigns, subject to the provisions of Paragraph 21, Paragraph 25, Paragraph 35 and Paragraph 46 hereof.

43. Applicable Law; Consent to Jurisdiction. This Lease shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States applicable to transactions in the State of Texas. Tenant hereby irrevocably agrees that any legal action or proceeding against it with respect to this Lease may be maintained in the courts of county where rent is payable under this Lease, or at Landlord’s option in the U.S. District Court for the Northern District of Texas; and Tenant hereby consents to the jurisdiction and venue of such courts.

44. Entire Agreement; No Warranties. This Lease contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings, promises, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto. It is expressly agreed by Tenant, as a material consideration for the execution of this Lease, that there have been no agreements pertaining to the Premises, the Building or this Lease not incorporated in writing herein and that this Lease shall not be altered, waived, amended or extended, except by a written agreement signed by the parties hereto, unless otherwise expressly provided herein. Landlord’s duties and warranties are limited to those set forth in this Lease, and shall not include any implied duties or warranties, all of which are hereby disclaimed by Landlord and waived by Tenant. In particular, Landlord disclaims, and Tenant waives, any warranty that the Premises are suitable or fit for any particular purpose or use.

45. NO IMPLIED REPRESENTATIONS. LANDLORD AND TENANT HEREBY ACKNOWLEDGE THAT THEY ARE NOT RELYING UPON ANY BROCHURE, RENDERING, INFORMATION, REPRESENTATION, PROMISE OR UNDERSTANDING OF THE OTHER, OR OF ANY LEASING AGENT, EXCEPT AS MAY BE EXPRESSLY SET FORTH [place an “X” or other mark designating a choice in the appropriate box]:

☒	IN THIS LEASE.

☐	IN AS WELL AS IN THIS LEASE.

NOTE: IF NO “X” (OR OTHER MARK DESIGNATING A CHOICE) IS PLACED IN EITHER BOX IN THIS PARAGRAPH 45, THEN THE FIRST BOX WILL BE DEEMED TO HAVE BEEN MARKED.

46. Effective Date. The submission by Landlord of this instrument to Tenant for examination, negotiation or signature does not constitute an option for, or a representation by Landlord regarding, a prospective lease. This Lease shall be effective if and when (and only if and when) it has been executed by both Landlord and Tenant. When such condition has been satisfied, the effective date of this Lease shall be the latest date accompanying a signature by Landlord and Tenant below; and if either or both signatures fail to be accompanied by a date, then the date of such signature(s) shall be established by the best alternative evidence. If for any reason whatsoever this Lease has not been fully executed within fifteen (15) business days after the signature of the first party to sign, then this Lease shall be null and void and of no force or effect; provided, however, that if more than 15 business days elapse between the dates upon which Landlord and Tenant sign this Lease, but this Lease nevertheless is in fact fully executed by both parties and following the execution of this Lease by both parties either (i) Landlord and Tenant mutually agree to Approved Working Drawings for leasehold improvements to the Premises (as contemplated in Paragraph 3 of Exhibit D), or (ii) Tenant occupies the Premises, or both, then the immediately preceding provision of this sentence shall be inoperative and the remainder of this Lease shall be in full force and effect.

[signatures on the next page]

LANDLORD:

AGF VALLEY VIEW, LTD., a Texas limited partnership

By:	Skyrise Properties, LLC, its General Partner

	By:	/s/ Noshe Azoulay
Noshe Azoulay
President of
Skyrise Properties, LLC

Address:		18111 Preston Road
Suite 1000
Dallas, TX 75252

Date of Signature:	5/3/04

TENANT:

MONITRONICS INTERNATIONAL, INC., a Texas corporation

By:	/s/ Stephen M. Hedrick
Name:	Stephen M. Hedrick
Title:	V.P. – Finance

Address (Before Commencement Date):
12801 Stemmons Fwy.
Dallas, TX 75234

Address (After Commencement Date):
2350 Valley View Lane
Dallas, TX 75234

Date of Signature:	5/3/04

EXHIBIT A TO LEASE AGREEMENT

[legal description of the Land]

EXHIBIT B TO LEASE AGREEMENT

[Floor Plan(s) of the Premises]

EXHIBIT C TO LEASE AGREEMENT

Parking Privileges

1.	Parking Spaces. At all times during the Lease Term, and conditioned upon the Lease being in full force and effect and there being no event of default then existing under this Lease as defined in Paragraph 26 of this Lease, and subject to Tenant’s right to require Landlord to construct the Parking Structure and provide additional parking spaces pursuant to paragraph 2(e) of this Lease and Landlord’s potential right during the construction period to be excused from provided spaces if Tenant elects to have the Parking Structure constructed, Landlord hereby agrees to make available to Tenant 191 parking spaces at the Building. The location of such spaces shall be selected by Landlord in its sole discretion, and Landlord reserves the right to change the location of such spaces from time to time. Included in the number of spaces Tenant may use are 8 reserved spaces under an existing 12-space canopy; however, if, for any reason such canopy structure is removed or may no longer be used, Tenant is no longer entitled to such reserved spaces (although that will not reduce the number of total spaces to which tenant is entitled). If Landlord constructs the Parking Structure, upon Substantial Completion thereof, in addition to the 191 parking spaces under this Exhibit, Tenant shall be entitled to the number of parking spaces therein that Tenant requested Landlord to construct.

2.	Parking Rental. The rent for all 191 surface parking spaces which are allotted to Tenant pursuant to Paragraph 1 immediately above shall be free for the initial Lease Term and the Renewal Terms provided for in Rider No. 101. The rent for spaces in the Parking Structure shall be free for the 84-month period that Tenant is paying the additional Base Rent described in Paragraph 2(f)(iii) of the Lease.

3.	Parking Allocation Devices. Landlord reserves the right to institute, and from time to time change, a system for allocating parking spaces, e.g., magnetic parking cards, parking stickers and other devices or forms of identification. If Landlord issues magnetic parking cards, parking stickers or any other device or form of identification, they shall remain the property of Landlord and shall not be transferable. Tenant will be obligated to pay a replacement charge, equal to the amount posted from time to time by Landlord, for loss or other replacement of any magnetic parking card, parking sticker or other parking allocation device issued by Landlord.

3.	Rules and Regulations. A condition of any parking shall be compliance by the parker with garage or lot rules and regulations, including any sticker or other identification system which may be established by Landlord. The following rules and regulations are in effect until notice is given to Tenant of any change. Landlord reserves the right to modify and/or adopt such other reasonable and generally applicable rules and regulations for the applicable parking areas as it deems necessary for the operation of such areas in a non-discriminatory manner.

(a)	Cars must be parked entirely within the painted stall lines.

(b)	All directional signs and arrows must be observed.

(c)	The speed limit shall be five (5) miles per hour.

(d)	Parking is prohibited in areas not striped for parking, aisles, areas where “no parking” signs are posted, in cross hatched areas and in such other areas as may be designated by Landlord or Landlord’s agent(s) including, but not limited to, areas designated as “Visitor Parking” or reserved spaces not rented under this Agreement.

(e)	Every parker is required to park and lock his or her own car. All responsibility for damage to cars or persons or loss of personal possessions is assumed by the parker.

(f)	Spaces which are designated for small, intermediate or full-sized cars shall be so used. No intermediate or full-size cars shall be parked in parking spaces limited to compact cars.

5.	Special Provisions Regarding Over-Parking. Landlord agrees to use its good faith efforts to monitor the parking usage of tenants in the Building and attempt to restrict tenants against permitting their owners, officers, employees, agents and invitees to utilize more parking spaces than they are allotted pursuant to their respective leases. Tenant agrees to cooperate with Landlord’s reasonable efforts in this regard so long as such efforts do not diminish Tenant’s rights under this Lease. In addition, and without limiting the generality of the immediately preceding sentence, Tenant further agrees that if and to the extent requested in writing by Landlord because of Landlord’s concern that Tenant’s owners, officers, employees, agents and/or invitees are utilizing more parking spaces than Tenant has been allotted under this Exhibit C, then at Landlord’s option any one or more of the following shall apply (i.e., the following are cumulative and not mutually exclusive):

(a)	Tenant shall deliver written notices to all employees and other persons who might be utilizing parking spaces, advising them of the parking limits under this Exhibit C.

(b)	Tenant shall furnish to Landlord a complete list of license numbers of all automobiles operated by Tenant and its owners, officers, employees, agents and invitees who might be utilizing parking spaces.

(c)	If any automobile or other vehicle owned by Tenant or any of its employees, agents or other invitees is utilizing a parking space in excess of those allotted to Tenant under this Exhibit C, Tenant shall pay to Landlord as additional rent upon demand an amount equal to the daily rate or charge for such parking as established by Landlord from time to time for each day, or part thereof, that such automobile or other vehicle is so parked.

(d)	If any overparking by Tenant, its employees, agents and other invitees, persists after written notice thereof from Landlord to Tenant, such continued overparking shall constitute a failure of Tenant to comply with this Exhibit C; and such written notice from Landlord shall constitute the “written notice thereof” which is contemplated in item (ii) of Section 26(a) of this Lease, i.e., the overparking shall constitute an event of default under this Lease if not cured within 30 days after such written notice.

EXHIBIT D TO LEASE AGREEMENT

Leasehold Improvements Agreement

THIS LEASEHOLD IMPROVEMENTS AGREEMENT (this “Agreement”) is hereby incorporated into the attached Lease Agreement (the “Lease”), executed concurrently herewith by and between the “Landlord” and the “Tenant” described in such Lease, and constitutes the entire agreement of Landlord and Tenant with respect to the construction and completion of the Premises described in the Lease. In the event of a conflict between the provisions of this Agreement and other provisions of the Lease, the provisions of this Agreement, as amended, will control. Terms defined in the Lease, when used herein, shall have the same meanings as are ascribed to them in the Lease.

1. Premises Condition. Subject to the provisions of this Agreement (and any latent defects that do not materially affect Tenant’s use of the Premises), Tenant has agreed to accept the Premises “as is,” in their presently existing condition. Tenant acknowledges having inspected the Premises.

2. Space Plan. Tenant shall deliver to Landlord a space plan showing the configuration of the leasehold improvements that Tenant desires to be constructed in the Premises. The space plan and any revisions thereto shall be prepared at Tenant’s sole cost and expense and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld. If Tenant employees a consultant, such as an architect, engineer, interior designer or decorator, whether in connection with Tenant’s space plan or the working drawings referred to below, Tenant shall be responsible for coordinating the consultant’s work with Landlord and shall also be responsible for any delays resulting from any lack of coordination or the consultant’s lack of responsiveness, and any other delays caused by the consultant.

3. Working Drawings. After Tenant’s proposed space plan and any revisions thereto have been approved by Landlord, Tenant shall deliver to Landlord proposed working drawings for the leasehold improvements to be constructed in the Premises based upon the space plan approved by Landlord. The working drawings shall consist of any and all architectural, electrical, mechanical, plumbing, structural and communication/security drawings and written specifications necessary to permit Landlord to construct the fixed leasehold improvements. The working drawings and any revisions thereto shall be prepared at Tenant’s sole cost and expense and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld. Landlord’s review and/or approval of the working drawings shall not constitute any representation, warranty or agreement of Landlord as to the adequacy, efficiency, performance or desirability of the space plan, working drawings or contemplated leasehold improvements, or the compliance by the working drawings or the leasehold improvements with the space plan or any applicable laws, ordinances, codes, rules or regulations. The working drawings approved by Landlord and any revisions thereto which may be approved by Landlord are hereinafter referred to as the “Approved Working Drawings.”

4. Cost Estimate. Within 10 days after Landlord approves Tenant’s proposed working drawings, Landlord shall advise Tenant of the total cost that Tenant must pay in order for Landlord to construct Tenant’s leasehold improvements in accordance with the Approved Working Drawings (which total cost shall include a construction coordination fee to Landlord equal to 3% of the other elements of cost). If the cost proposed by Landlord is satisfactory to Tenant, Tenant and Landlord shall execute a written confirmation to that effect. The confirmation shall constitute an authorization by Tenant for Landlord to proceed with construction of the leasehold improvements contemplated by the Working Drawings. All of the work required by the Approved Working Drawings (the “Work”) will be performed by one or more contractors mutually agreed upon by Landlord and Tenant, and engaged by Landlord, which Landlord shall promptly engage following Landlord and Tenant’s approval of the proposed cost of the Work. If Tenant is not satisfied with the proposed cost, Tenant shall so notify Landlord in writing and shall either revise the scope of the Work by modifying Tenant’s space plan and the Approved Working Drawings, or shall ask Landlord to solicit bids from three additional contractors who are approved by Landlord for the performance of construction work in the Building. If one of the three bids is lower than the cost proposed initially by Landlord, Landlord and Tenant shall execute a written confirmation approving the reduced cost and Landlord shall proceed to construct the leasehold improvements for the agreed cost. The cost of the Work agreed upon by Landlord and Tenant pursuant to this Paragraph 5, as affected by any Change Order accepted by Tenant as provided below, is hereinafter referred to as the “Agreed Cost.” Any delay in the Substantial Completion of the Work that is due to a change in the scope of the Work or the completion of the bidding process to arrive at an Agreed Cost shall be the responsibility of Tenant.

5. Schedule and Delays. Tenant acknowledges that in order for Tenant’s leasehold improvements to be substantially completed and for the Premises to be ready for occupancy by Tenant on or before the Commencement Date stated in the Lease, the space plan desired by Tenant must be approved by Landlord on or before the earlier of the dates set out in Paragraph 1(j) of this Lease, and the working drawings for the leasehold improvements contemplated by the space plan must be approved by Landlord on or before the later of the dates set out in Paragraph 1(j) of this Lease (jointly, the “Submission Dates”). Landlord agrees to notify Tenant within five business days after its receipt of any material from Tenant whether the material is approved by Landlord. Accordingly, Tenant acknowledges and agrees that in order for Tenant’s leasehold improvements to be substantially completed and the Premises ready for occupancy on or before the lease commencement date, Tenant’s proposed space plan and proposed working drawings must be submitted to Landlord at least five (5) business days before the applicable Submission Dates. Tenant further acknowledges that the lease commencement date shall not be extended on account of a delay in the substantial completion of the leasehold improvements if the delay is due to any of the following (a “Tenant’s Delay”):

(a) Tenant’s failure to submit its proposed space plan and proposed working drawings on or before the Submission Dates;

(b) Tenant’s failure to submit a space plan and working drawings that are reasonably acceptable to Landlord;

(c) any delay caused by any of Tenant’s consultants (thus excluding Landlord’s contractors and subcontractors;

(d) any delay due to revisions of Tenant’s space plan or proposed working drawings or the Approved Working Drawings;

(e) any other delay that is the responsibility of Tenant under this Agreement.

If Landlord objects to any aspect of Tenant’s proposed space plan or working drawings or any revision thereto, Landlord shall notify Tenant in writing within five business days after Landlord’s receipt of the material submitted by Tenant and shall specify the aspects of the material to which Landlord objects.

6. Change Orders. In the event Tenant desires any changes to the Approved Working Drawings, Tenant shall submit the proposed changes to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld. If any proposed change is acceptable to Landlord, Landlord shall prepare and submit to Tenant a change order (a “Change Order”) setting forth any increase or decrease in the Agreed Cost as a result of the change sought by Tenant, specifically including, without limitation, any change in the cost of the Work, changes in the contractor’s fees, architectural and engineering fees, Landlord’s construction coordination fee referred to above, and any increased cost due to delays in construction of any aspect of the Work on account of the change sought by Tenant. The Change Order shall also set forth the anticipated delay, if any, in the Substantial Completion of the leasehold improvements on account of the change sought by Tenant. If Tenant fails to execute and approve the Change Order within five business days following delivery of the Change Order by Landlord to Tenant, Tenant shall be deemed to have withdrawn the proposed change and it shall not be implemented by Landlord. If Tenant executes the Change Order within the five business-day period, Landlord shall implement the change and the Agreed Cost shall be adjusted as set forth in the Change Order.

7. Tenant Payments. Tenant shall pay the Agreed Cost for construction of the leasehold improvements in monthly installments as the Work progresses, in accordance with Paragraph 11 below. However, to the extent provided in Paragraph 10 below, Tenant shall have the right to use the construction Allowance (hereinafter defined) as a credit against the installments of the Agreed Cost payable by Tenant. In addition, Tenant shall pay to Landlord in monthly installments as the work progresses the construction coordination fee referred to in Paragraph 4 above.

8. Certificate of Occupancy; Tenant’s Occupancy of the Premises. Tenant agrees that upon Substantial Completion of the Work, Tenant (a) will be responsible for obtaining whatever Certificate of Occupancy may be required by applicable law, and (b) will occupy and accept the Premises, subject to latent defects and any incomplete or defective work described on a punch list prepared by Landlord and approved by Tenant prior to occupancy. Only one punch list will be prepared prior to Tenant’s occupancy of the Premises. Other items mutually agreed upon between Landlord and Tenant not listed in the original punch list may be added for a period of 30 days after Tenant’s occupancy of the Premises, other than latent defects, which Tenant shall bring to Landlord’s attention after discovering the same. Tenant shall not enter into possession of the Premises prior to Substantial Completion without Landlord’s written consent, which consent shall not be unreasonably withheld or delayed. In the event Tenant takes possession of all or any portion of the Premises with Landlord’s consent prior to Substantial Completion of the Premises, Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all loss, cost, expense, damage, claim, action and liability that Landlord may ever suffer or incur or have asserted against it on account of any loss of or damage to property (whether owned by Landlord or Tenant) or injury or death of any person that occurs prior to the date of Substantial Completion, whether due to the negligence of Landlord or Tenant, or their respective employees, agents or contractors. “Substantial Completion” and any derivations thereof mean the Work in the Premises is substantially completed in substantial accordance with the Approved Working Drawings in a manner sufficient for Tenant to obtain a Certificate of Occupancy as required by applicable law. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed by Landlord

9. Defaults. The Agreed Cost and any other sums payable by Tenant to Landlord under this Agreement shall constitute additional rental under the Lease. In the event Tenant shall fail to pay any amount of such additional rental when due, and any such failure continues for a period of ten days, then such failure shall constitute an event of default under the Lease and hereunder and Landlord shall have the right to exercise all of its rights and remedies under the Lease and under applicable law. In no event shall any termination of the Lease by Landlord relieve Tenant of Tenant’s obligation to pay to Landlord the Agreed Cost and any other sums payable by Tenant hereunder.

10. Allowance. Tenant shall receive the allowance specified in Paragraph 1(m) of this Lease (the “Allowance”) to apply against Tenant’s obligation to pay for the Agreed Cost and Tenant’s moving expenses. Any portion of the Agreed Cost of construction in excess of the amount of such construction Allowance shall be paid solely by Tenant in accordance with the provisions of Paragraph 6 above. Tenant may use no more than $75,000.00 of the Allowance to pay moving expenses. The Allowance may not be used for any purpose other than payment of the Agreed Cost of construction of Tenant’s leasehold improvements (including architectural fees, permitting costs, and building signage), and moving expenses, and any portion of the Allowance not used for such purposes shall be applied to Tenant’s rent obligations under this Lease. In no event shall Tenant be entitled to any substitution or credits for improvements in place in the Premises.

11. Disbursement of Allowance. As stated above, Tenant is responsible for payment of the Agreed Cost of construction. However, as an accommodation to Tenant, Landlord agrees to make advances of the Allowance to Tenant or as directed by Tenant during the construction of the tenant improvements, on the following terms and conditions:

(a) Advances of the Allowance shall be made no more often that once per month for work that has been completed.

(b) Landlord shall disburse the Allowance to Tenant either (i) for its prior payment of Agreed Costs or (ii) in direct payment (for Tenant’s account) of the Agreed Costs, and, in either case, in installments that do not exceed progress payments specified by the Construction Contract during the course of construction of the leasehold improvements, except that, Landlord is not obligated to make disbursement that exceeds the total amount of the Allowance. In addition, Tenant is not entitled to a disbursement of the Allowance for payment of statutorily or contractually required retainage until after thirty days following final completion of the Work.

(c) As a condition precedent to the disbursement of the Allowance, Landlord must have received a certification as required by this subparagraph (c). Each such application shall set forth the amount of advance requested and certify the percentage of completion of the leasehold improvements (as scheduled in the Construction Contract). Each such application shall include (i) the certification of the Contractor, addressed to Landlord, that the work covered by the application has been completed, (ii) copies of invoices for the work covered by the application, (iii) if the application is for reimbursement of amounts paid by Tenant, evidence of such payment, and (iv) lien waivers from the Contractor and any major subcontractors designated by Landlord, covering all of the work related to the application and all prior work.

(d) Upon completion of the leasehold improvements, and as a condition precedent to any advance of the Allowance with respect to such completion, Landlord must have received the following: (i) the certification of the Contractor, addressed to Landlord, that the leasehold improvements are substantially complete, except for punch-list items specifically described, (ii) copies of invoices for completion of the leasehold improvements, and (iii) final lien waivers from the Contractor and any major subcontractors designated by Landlord, covering all of the leasehold improvements

(e) Each application and certification given pursuant hereto constitutes the Tenant’s representation and warranty to Landlord that the leasehold improvements have been completed to the level indicated and that it is entitled to the requested advance.

(f) There are no third party beneficiaries of Landlord’s agreement to make advances of the Allowance, such agreements being solely for the benefit of Tenant.

12. Construction Coordination. Landlord or its affiliate or agent shall supervise the Work, make disbursements required to be made to the contractor, and act as a liaison between the contractor and Tenant and coordinate the relationship between the Work, the Building and the Building’s systems.

13. Warranties. Tenant shall be the beneficiary of all statutory and contractual warranties covering construction of the Work.

EXHIBIT E TO LEASE AGREEMENT

Building Rules and Regulations

1. Sidewalks, doorways, vestibules, corridors, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises and for going from or to another part of the Building.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable materials shall be thrown or placed therein. Damage resulting to any such fixtures or appliances or surrounding areas from misuse by Tenant shall be repaired at the sole cost and expense of Tenant, and Landlord shall not in any case be responsible therefor.

3. Except as expressly provided in the Lease, no signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other parts of the Building except of such color, size and style and in such places as shall be first approved in writing by Landlord. No part of the Building shall be defaced by Tenant, except for installing pictures and other similar wall decorations. No curtains or other window treatments will be placed between the glass and the Building standard window treatments.

4. Landlord will provide and maintain an alphabetical directory of each Tenant’s firm name on the first floor (main lobby) of the Building. No other directory shall be permitted unless previously consented to by Landlord in writing.

5. Except as provided in the Lease, Tenant shall not place any additional lock or locks on any doors in or to the Premises without Landlord’s prior written consent. Except as provided in the Lease, a reasonable number of keys (but no less than two keys for every lock) to all locks to or within the Premises shall be furnished by Landlord to Tenant. Upon termination of the Lease, Tenant shall return all keys to Landlord and shall provide to Landlord a means of opening all safes, cabinets and vaults being left with the Premises.

6. With respect to work being performed by Tenant in the Premises that requires the approval of Landlord, Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service to them to Landlord for Landlord’s supervision and approval before the performance of any contractual services. To the extent Landlord’s approval is required under the Lease, this provision shall apply to work performed in the Building including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and any and all installation of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building. Tenant must have Landlord’s written approval prior to employing any contractor. To the extent Landlord’s approval is required under the Lease, any and all such contractors shall comply with these Rules and Regulations for such services including, but not limited to, insurance requirements. All work in or on the Building shall comply with any and all codes.

7. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any bulky materials, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be restricted to such hours as Landlord shall designate. All such movement shall be under the supervision of Landlord and in the manner agreed between Tenant and Landlord by prearrangement before performance. Such prearrangement initiated by Tenant will include determination by Landlord, and subject to its decision and control, as to the time, method and routing of movement and as to limitations for safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Subject to the provisions of the Lease, Tenant is to assume all risk as to damage to articles moved and injury to person or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord and other tenants if damaged or injured as a result of acts in connection with carrying out this service for Tenant from the time of entering the property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such service performed for Tenant.

8. Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment, which shall, in all cases, be positioned to distribute the weight and stand on supporting devices approved by Landlord. All damage done to the Building by taking in or putting out any property of Tenant, or done by Tenant’s property while in the Building, shall be repaired at the expense of Tenant.

9. Tenant, in its capacity as an employer, shall establish — and shall use reasonable measures to enforce — a policy for its employees which prohibits firearms (including, but not limited to, concealed handguns) in the Building and the Premises.

10. Tenant shall cooperate with Landlord’s employees in keeping its Premises neat and clean. Tenant shall not enter into a contract with any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel. Landlord shall be in no way responsible to Tenant, its agents, employees or invitees for any loss of property from the Premises or public areas or for any damage to any property thereon from any cause whatsoever, except as otherwise provided in the Lease.

11. To insure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to the Premises except by persons appointed or approved by Landlord in writing.

12. Corridor doors, when not in use, shall be kept closed.

13. Should Tenant require telegraphic, telephonic, annunciator or other communication service, Landlord will direct the electrician in writing where and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord shall reasonably direct. Electric current shall not be used for power in excess of standard office use or heating without Landlord’s prior written permission. Subject to law, Landlord shall have the sole discretion as to which communication company or companies are permitted to enter the Building and service tenants in the Building.

14. Tenant shall not make or permit any improper odors or noises in the Building or otherwise interfere in any way with other tenants or persons having business with them.

15. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No animals shall be brought into or kept in, on or about the Premises.

16. No machinery other than standard office equipment shall be operated by Tenant in its Premises without the prior written consent of Landlord, nor shall Tenant use or keep in the Building any flammable or explosive fluid or substance.

17. No portion of the Premises shall at any time be used or occupied as sleeping or lodging quarters.

18. Subject to Paragraph 17 of the Lease, Landlord will not be responsible for money, jewelry or other personal property lost or stolen in or from the Premises or public areas regardless of whether such loss or theft occurs when the area is locked against entry or not.

19. Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its judgment shall from time to time be advisable for the safety, protection, care and cleanliness of the Building, the use and operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to Tenant, shall be binding upon Tenant in like manner as if originally herein prescribed; provided, however, that no new rules or regulations shall deprive Tenant of any rights expressly granted to Tenant pursuant to this Lease and shall be applied in a non-discriminatory manner.

Rider No. 101

TENANT’S OPTION TO RENEW

Except as provided by Paragraph 2(f) of the Lease, Tenant may, at its option, renew the term of this Lease for two additional terms of sixty (60) months each, provided that this Lease must be in full force and effect under the original term or any valid renewal thereof, and no event of default exists under this Lease at the time of exercise of such option or at the time the renewal term would begin. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate within 30 days of Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except that (i) the original term of this Lease may not be renewed more often than as set forth above, (ii) Landlord shall have no obligation to install improvements in the Premises; provided, if Landlord provides any such allowances or other tenant inducements for renewals of space in the Building, and such allowances have been taken into account in determining the Prevailing Rental Rate, then Landlord shall provide such allowances to Tenant, (iii) the annual Base Rental for the first renewal period, i.e., to be payable in equal monthly installments in the same manner as during the primary Lease Term, shall be 95% of the Prevailing Rental Rate (described below), and (iii) the annual Base Rental for the second renewal period, i.e., to be payable in equal monthly installments in the same manner as during the primary Lease Term, shall be 100% of the Prevailing Rental Rate (described below) plus, if the Parking Structure has been constructed pursuant to Paragraph 2(f), annual Base Rental for each renewal period that includes the 84-month period that Tenant is obligated to pay the additional Base Rental described in Paragraph 2(f)(iii) of the Lease shall include the additional Base Rental described in Paragraph 2(f)(iii) until the expiration of such period. Each such option shall be exercised by Tenant’s giving notice to Landlord by certified mail, return receipt requested, at least 180 days prior to the end of the then-existing term; and, if not so exercised, such option shall automatically expire and terminate (i.e., time being of the essence).

For purposes of determining the annual Base Rental for each renewal period, the “Prevailing Rental Rate” shall mean the annual rental rate for space in the submarket in which the Premises is located that is comparable to the Premises, taking into consideration use, location and floor level within the Building, rental concessions then being granted by Landlord under similar circumstances, the date the particular rate under consideration is to become effective, and the term of the lease under consideration. Upon Tenant’s exercise of a renewal option pursuant to this Rider, the parties shall attempt in good faith for thirty (30) days thereafter to agree upon the Prevailing Rental Rate for the renewal term. If Landlord and Tenant are unable to agree upon a Prevailing Rental Rate within the above-stated thirty-day period, then Landlord and Tenant shall attempt in good faith for an additional ten (10) days to agree upon a single appraiser; and if Landlord and Tenant are so able to agree, the determination by such single appraiser of a Prevailing Rental Rate (using the same standard as set out in paragraph 2 above) shall be final and binding. If Landlord and Tenant are unable to agree upon a single appraiser within the above-stated ten-day period, then the following procedures shall apply:

(a) Within seven (7) days after the conclusion of the ten-day period, each party shall submit to the other party an appraiser who must be a member either of the American Institute of Real Estate Appraisers or of the Society of Real Estate Appraisers and must have at least five (5) years of experience appraising commercial properties in Dallas County, Texas, and neither of whom may be a present or former employee or business associates of either Landlord or Tenant. If one party does not submit an appraiser within the seven-day period, then the appraiser submitted by the other party will serve as the sole appraiser.

(b) The two appraisers so selected shall promptly proceed to determine the Prevailing Rental Rate (using the same standard as set out above); and if the two appraisers agree on such Prevailing Rental Rate, their determination shall be final and binding on all parties. If the two appraisers so selected are unable to agree on the Prevailing Rental Rate but the appraisals are no more than ten percent (10%) apart, computed from the base of the higher appraisal, the two appraisals shall be averaged and the average shall constitute the Prevailing Rental Rate. If the appraisals are separated by more than ten percent (10%), such two appraisers shall select a third appraiser (who, unless waived by both initial appraisers, shall have qualifications comparable to the two initially selected); and if the two appraisers are unable to agree upon a third appraiser within fifteen (15) days, then they shall in lieu thereof each select the names of two willing persons qualified to be appraisers hereunder and from the four persons so named, one name shall be drawn by lot by a representative of Landlord in the presence of a representative of Tenant, and the person whose name is so drawn shall be the third appraiser. If either of the first two appraisers fails to select the names of two willing, qualified appraisers and to cooperate with the other appraiser so that a third appraiser can be selected by lot, the third appraiser shall be selected by lot from the two appraisers which were selected by the other appraiser for the drawing. Any vacancy in the office of the first two appraisers shall be filled by the party who initially selected that appraiser, and if the appropriate party fails to fill any vacancy within fifteen (15) days after such vacancy occurs, then such vacancy shall be filled by the other party. Any vacancy in the office of the third appraiser shall be filled by the first two appraisers in the manner specified above for the selection of a third appraiser. The third appraiser shall, within fifteen (15) days after having been selected, render his or her opinion; and the average of the amounts proposed by the two appraisers whose determinations most closely correspond to each other shall constitute the Prevailing Rental Rate; provided, however, that if all three appraisals vary by less than 15% from the average of the three appraisals, then the average shall be the Prevailing Rental Rate. In addition, if required by Paragraph 2(f)(iii), the Prevailing Rental Rate shall take into account the increase in Base Rent on account of construction of the Parking Structure for a full 84 months.

(c) Each party shall pay the appraiser, which was appointed by such party (or on behalf of such party). With regard to any single appraiser, or a third appraiser, all costs shall be shared equally by Landlord and Tenant.

Rider No. 102

TENANT’S RIGHT OF FIRST REFUSAL AND OPTION

TO LEASE ADDITIONAL SPACE

1. Provided that this Lease continues in full force and effect and no event of default then exists, Tenant shall have an ongoing right of first refusal to lease any space in the areas designated in Paragraph 5 below (with the designated areas being hereinafter referred to as the “Designated Area”), which Landlord intends to market for lease to a party or parties other than the current tenant(s) of such space. In addition, for the first twelve months of the Lease Term, Tenant has an option to lease any space in the Designated Area that has not previously been offered to Tenant under the right of first refusal described above. The right granted by this Rider, however, is subject to the following terms and conditions:

2. If during the first 12 months of the Lease Term, Tenant wishes to lease space within the Designated Area, Tenant shall give Landlord written notice of its election, specifying the portion of the Designated Area it wishes to lease. Such portion must be a commercially usable area and its configuration must be acceptable to Landlord, whose approval shall not be unreasonably withheld. In addition, any remaining portions of the Designated Area must be commercially usable as to size, configuration and access, as reasonably determined by Landlord. If Tenant exercises its option in a timely manner, Landlord and Tenant shall enter into an amendment of this Lease that adds to this Lease the portion of the Designated Area that Tenant has elected to lease, at the Base Rental and on the other terms set forth in this Lease (including the Term) and provides for an additional Allowance with respect to such portion of such portion of the Designated Area equal to $6.82 per square foot of Rentable Space multiplied by a fraction, the numerator of which is the number of months remaining in the Lease Term and the denominator of which is 84. If the option to lease the space is not exercised within the first 12 months of the Lease Term, it automatically expires, although the right of first refusal continues as provided below.

3. If a proposed tenant, i.e., other than the current tenant in the space, gives Landlord an expression of interest in leasing then such space within the Designated Area (either as a separate leased premises or together with space outside the Designated Area), and if Landlord intends to enter into a lease with the proposed tenant for such space, Landlord shall deliver to Tenant a written notice which (i) specifies the portion or portions of the Designated Area and, if applicable, any other space in the Building which the proposed tenant wishes to lease and Landlord intends to allow to be leased along with the portion or portions of the Designated Area (all such space being referred to collectively as the “Refusal Space”), (ii) identifies the proposed tenant, (iii) summarizes what Landlord considers to be the most significant business terms of the proposed lease, and (iv) offers to lease the Refusal Space to Tenant on the same terms and conditions as Landlord intends to offer to the proposed tenant or, if applicable, on the terms described in the following paragraph. Tenant shall then have a period of seven (7) days from the delivery of such notice (the “Delivery Date”) to accept the lease offered by Landlord.

4. If within the 7-day period Tenant gives Landlord written notice of its acceptance of the offer to lease the Refusal Space (time being of the essence), and the proposed term for the Refusal space is less than the Term of this Lease, Tenant shall enter into an amendment of this Lease that adds such portion of the Refusal Space to this Lease at the base rental and on the other terms set forth in Landlord’s Notice to Tenant, except that, if the commencement date for the Refusal Space is within the first 12 months of the Lease Term, base rental for the Refusal Space shall be at the same rate per square foot of Rentable Area set forth in the Lease (unless the proposed base rental in Landlord’s notice is less than the current Base Rental, in which case base rental for the Refusal Space shall be at the amount set forth in Landlord’s notice) and shall provide for an additional Allowance with respect to such portion of the Refusal Space equal to $6.82 per square foot of Rentable Space multiplied by a fraction, the numerator of which is the number of months remaining in the Lease Term and the denominator of which is 84.

5. If within the 7-business day period Tenant does not give Landlord written notice of its acceptance of the lease offered by Landlord (time being of the essence), then Landlord shall be entitled to execute with the proposed tenant identified in Landlord’s notice to Tenant (or with an “affiliated entity,” i.e., an entity affiliated to such identified proposed tenant by common ownership), a lease of the Refusal Space for the same or better (for Landlord) terms as stated in the notice to Tenant. Landlord shall not be obligated to re-offer the Refusal Space to Tenant unless Landlord fails to enter into a lease agreement with the proposed tenant identified in Landlord’s notice to Tenant or its affiliated entity with respect to the Refusal Space within one hundred eighty (180) days after the Delivery Date, on substantially the same terms set forth in Landlord’s notice (i.e., within 5% of the economic cost of the transaction described in the Landlord’s notice). If Landlord does not execute a lease of the Refusal Space with the proposed tenant or an affiliated entity within one hundred eighty (180) days after the Delivery Date, then Landlord shall again comply with the terms of this Rider in marketing the portion of the Refusal Space which is in the Designated Area.

6. For purposes of this Rider, the term “Designated Area” is any portion of the Second Floor not currently leased and the Fifth Floor of the Building.

Rider No. 103

TENANT’S SIGNAGE

1.	Tenant is entitled to install and maintain signage on the Building as described in this Rider during the term of the Lease. The signage Tenant may be permitted to install and maintain (“Permitted Signage”) is described in paragraph 2.

2.	“Permitted Signage” is signage that meets the following requirements:

(a)	The signage must be located only at those places on the top facia on the North and South sides of the Building, as designated on the attached Exhibit 103-A.

(b)	The signage may not contain any wording or symbols other than, to the extent permitted by law, the Tenant’s name or trade name.

(c)	All structural, design, electrical, and other material aspects of the signage must (i) comply with all applicable laws and (ii) be approved by Landlord prior to installation, which approval shall not be unreasonably withheld.

3.	Tenant shall install any Permitted Signage at its own cost and expense, in accordance with the provisions of this Lease relating to installation of improvements to the Premises. Permitted Signage may only be installed by persons licensed by the applicable governmental authority, if any, to install signs.

4.	If the conditions to allowing Tenant to maintain Permitted Signage cease to exist for a period of thirty days, and upon termination of this Lease for any reason, Tenant shall remove the Permitted Signage at its sole cost and expense. Such removal shall be conducted in accordance with the provisions of this Lease.

5.	Tenant shall maintain its Permitted Signage at its sole cost and expense, in accordance with the Tenant’s maintenance obligations under this Lease.

6.	The right to signage is personal to the original Tenant named herein and only so long as Tenant is occupying not less than 47,637 square feet of Rentable Space No assignee or sublessee (other than a Permitted Transferee), even if permitted by Landlord, is entitled to signage pursuant to this Rider.

Rider No. 104

LANDLORD’S SUBORDINATION

October     , 2003

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AGF VALLEY VIEW II, LTD., a Texas limited partnership, having an address at 18111 Preston Road, Suite 1000, Dallas, TX 75252 (“Landlord”) executes this Landlord’s Subordination (this “Landlord’s Subordination”) in favor of Fleet National Bank, as Administrative Agent, with an office at 100 Federal Street, Boson, Massachusetts 02110 (“Administrative Agent”), under the Credit Agreement referred to below.

1. Landlord represents that it is the owner of the property known as and numbered 2350 Valley View Lane, Farmers Branch, Texas (the “Property”), including Suites 300, 400 and 600 thereof (which suites are collectively referred to herein as the “Premises”).

2. Landlord represents that the Premises (or a portion thereof) is leased to Monitronics International, Inc., a Texas corporation (“Tenant”), pursuant to that certain Lease Agreement dated                     , 2004 (the “Lease”). Landlord has been advised that in connection with a Credit Agreement dated as of August 25, 2003 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among Tenant, the Lenders (as defined in the Credit Agreement) from time to time party thereto, the Administrative Agent and Bank of America, N.A., as syndication agent, the Administrative agent (in such capacity, the “Secured Party”) has been granted a security interest by Tenant, for the ratable benefit of certain Credit Parties (as defined in the Credit Agreement ), in and to all of Tenant’s assets (the “Collateral”), including, without limitation, Tenant’s inventory, equipment, stock-in-trade and trade fixtures, whether or not any of the Collateral becomes so related to the real estate that an interest therein arises under real estate law, which Collateral presently is located, or may at any time hereafter be, located in, at, or upon the Premises; provided, however, that the Collateral does not include those fixtures or leasehold improvements which belong to, inure to the benefit of, or will belong to Landlord after the expiration or earlier termination of the Lease (including without limitation existing furniture, fixtures, and equipment mentioned in Paragraph 2(c) of the Lease, plumbing and electrical fixtures or equipment, heating, ventilation and air-conditioning equipment, wall and floor coverings, walls or ceilings and other fixtures or machinery attached to the Premises and not constituting trade fixtures, all of which shall be deemed to constitute a part of the freehold or leasehold interest of Landlord).

For purposes of this Landlord’s Subordination, all of Tenant’s assets, including, without limitation, Tenant’s inventory, equipment, stock-in-trade and trade fixtures, trade accounts, and accounts receivable, whether or not any of these become so related to the real estate that an interest therein arises under real estate law, which assets are located, or may at any time hereafter be, located in, at, or upon the Premises or any portion thereof, is called the “Personal Property,” provided, however, that the term “Personal Property” as used and defined herein does not include either those fixtures or leasehold improvements which belong to, inure to the benefit of, or will belong to Landlord after the expiration or earlier termination of the Lease (including without limitation existing furniture, fixtures, and equipment mentioned in Paragraph 2(c) of the Lease, plumbing and electrical fixtures or equipment, heating, ventilation and air-conditioning equipment, wall and floor coverings, walls or ceilings and other fixtures or machinery attached to the Premises and not constituting trade fixtures, all of which shall be deemed to constitute a part of the freehold or leasehold interest of Landlord).

3. Landlord agrees:

(a) That until such time as all obligations and liabilities of Tenant to the Credit Parties are paid in full in cash, Landlord subordinates to the rights of the Secured Party such liens and security interests and any other rights as Landlord may hold under the Lease and/or under the laws of the State of Texas against the Personal Property of the Tenant now or hereafter located in the Premises or at the Property. Such subordination shall include, without limitation, the subordination to the Secured Party’s rights of: (i) Landlord’s right to hold and/or foreclose any so-called “landlord’s lien” or other liens, security interests, claims, actions and rights respecting the Personal Property; and (ii) Landlord’s rights, if any, to distrain any of the Personal Property, which Landlord now has or may hereafter acquire with respect to the Personal Property;

(b) Not to unreasonably interfere with any enforcement by the Secured Party of the Secured Party’s rights in and to the Personal Property;

(c) To permit the Secured Party access to the Premises and/or any other premises owned or leased by Landlord or any of its affiliates at which any of the Personal Property may be found at any time, and from time to time, after twenty-four hours prior written notice to Landlord, in order to exercise the Secured Party’s rights with respect to the Personal Property, subject to and upon all of the terms and provisions set forth in this Landlord’s Subordination;

(d) To permit the Secured Party to access the Premises for the purposes of taking possession of, selling, liquidating, and/or auctioning and removing all or a portion of the Personal Property from the Premises and/or any other premises owned or leased by Landlord or any of its affiliates at which all or a portion of the Personal Property may be found at any time, and from time to time, after twenty-four hours prior written notice to Landlord, (and upon removal such Personal Property may be sold, transferred or otherwise disposed of by the Secured Party free and discharged of all liens, claims, demands, rights or interests of Landlord). The Secured Party is obligated to observe Landlord’s normal rules for access to and occupancy of the Premises (but Landlord agrees that enforcement of such rules shall not materially interfere with Secured Party’s rights under this Agreement), and is obligated to pay per diem rental for the period the Secured Party accesses the Premises at the rate rental accrues under the Lease. The Secured Party’s right to access and occupy the Premises pursuant to this subparagraph (d) shall not exceed sixty (60) days. The Secured Party shall promptly repair at the Secured Party’s expense, any physical damage to the Premises actually caused by such removal;

(e) To accept any cure tendered by the Secured Party of any monetary breach or default or any breach or default based on Tenant’s failure to provide insurance as required by the Lease, occurring under the Lease, provided such cure is tendered before the later of (i) the expiration of the period of time as may be permitted under the terms and provisions contained in the Lease for Tenant to cure such default or (ii) the date which is 30 days after Landlord provides the Secured Party with the written notice of Tenant’s default described in subparagraph 3(f) below.

(f) To provide Secured Party written notices of defaults by Tenant at the address provided to Landlord for such notices in accordance with the provisions of the Lease.

4. Landlord shall not terminate the Lease because of a default by Tenant unless thirty (30) days have expired after Landlord delivers the Secured Party a written notice of Tenant’s default as provided in subparagraph 3(f) above.

5. The execution of this Landlord’s Subordination by the undersigned person(s) constitutes a representation separately by each such person(s) that he or she is authorized to so execute this Landlord’s Subordination.

6. This Landlord’s Subordination shall inure to the benefit of the Secured Party, its successors and assigns, and shall be binding upon the Landlord and its successors and assigns as owners of a fee simple or leasehold interest in or to the Premises, and from and after the date that Landlord or any of its successors-in-interest or assigns ceases to have such interest in or to the Premises, Landlord and/or such successor-in-interest shall no longer be obligated to provide the Secured Party with use and occupancy rights hereunder (if any).

7. All notices under this Landlord’s Subordination shall be in writing and shall be mailed or delivered to the Secured Party and/or Landlord addressed as follows:

(a)	If to the Secured Party:

Fleet National Bank

100 Federal Street

Boston, Massachusetts 02100

Attention: John F. Lynch, Senior Vice President

With a copy to:

Choate, Hall & Stewart

Exchange Place, 53 State Street

Boston, Massachusetts 02109

Attention: Peter M. Palladinoi, P.C.

(b)	If to Landlord, at the address given above.

Or to such other address or addresses as either the Secured Party or Landlord may designate by written notice given in accordance with this Paragraph 8.

IN WITNESS WHEREOF, this Landlord’s Subordination is executed and delivered as of the date first above written.

AGF VALLEY VIEW II, LTD.,
a Texas limited partnership

By:	Skyrise Properties, LLC, its General Partner

By:
Leora Azoulay-Lesh
Vice President of
Skyrise Properties,

ACKNOWLEDGED AND AGREED:

FLEET NATIONAL BANK,
as Administrative Agent

By:
Name:
Title:

LANDLORD’S SUBORDINATION AND AGREEMENTS

ARE CONSENTED TO:

MONITRONICS INTERNATIONAL, INC.

By:
Name:
Title:

Rider No. 105

FORM OF SUBORDINATION AND NON-DISTURBANCE AGREEMENT

SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE AGREEMENT

THIS SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE AGREEMENT (this “Agreement”), dated this              day of                     , 2004, between MONITRONICS INTERNATIONAL, INC., a Texas corporation (“Tenant”), and                              (“Lender”), having its principal place of business at                                                                  .

R E C I T A L S:

A. Tenant is the lessee under that certain lease executed between Tenant and AGF VALLEY VIEW II, LTD., a Texas limited partnership (“Landlord”), dated April     , 2004, (the lease and all amendments thereto are hereinafter referred to as the “Lease”), covering all or a portion of property with a property address of 2350 Valley View Lane, Dallas, Texas, and legally described in Schedule I attached hereto and made a part hereof (the “Property”).

B. Lender is the owner and holder of a loan (the “Loan”) to Landlord which is secured, in part, by the lien of a mortgage or deed of trust executed and delivered by Landlord to Lender encumbering the Property (the “Mortgage”) and an assignment of all leases of and rents from the Property.

C. The Lease requires that Landlord obtain this agreement from Lender and Lender has agreed to enter into this Agreement as part of the inducement for Tenant to enter into the Lease.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Tenant hereby agrees as follows:

(a) The Lease has not been amended, modified or extended.

(b) The Lease is in full force and effect, to Tenant’s actual knowledge, Tenant has no existing claims, defenses or offsets under the Lease against Landlord, to Tenant’s actual knowledge, no uncured default exists under the Lease, and no event has occurred that would, except for the lapse of time, the giving of notice or both, constitute a default.

(c) Other than an amendment made to effectuate any renewal, extension or expansion option or right of first refusal or right of first offer set forth in the Lease, or to confirm the commencement date or other date or square footage in connection with any such option or right, no cancellation, modification, amendment, extension of the Lease without obtaining the prior written consent of Lender, enter into any agreement amending or modifying the Lease if such amendment or modification would (i) result in a reduction of rent (in any material respect) payable under the Lease, (ii) reduce the term of the Lease, (iii) provide for payment of rent more than one month in advance, or (iv) increase Landlord’s obligations under the Lease in any material respect; provided, that nothing herein shall prevent the exercise by Tenant of any termination rights expressly provided in the Lease [after the expiration of all applicable notice and cure periods as provided in the Lease and in this Agreement]); .

(d) All rent payments shall be paid as provided under the Lease until Tenant has been otherwise notified by Lender or its successors and assigns. All prepayments of more than one month’s rent and any and all termination fees paid by Tenant, or at Tenant’s direction, shall be payable jointly to Lender and Landlord. No prepayment of more than one month’s rent shall be made without Lender’s prior written consent

(e) Tenant will deliver to Lender a copy of all notices Tenant delivers to Landlord.

(f) Tenant will not look to Lender or its successors or assigns for the return of the security deposit, if any, under the Lease, except to the extent that such funds are delivered to Lender.

2. The Lease and all terms thereof, including, without limitation, any options to purchase, rights of first refusal, and any similar rights, are and shall be subject and subordinate to the Mortgage, and to all amendments, modifications, replacements and extensions thereof, to the full extent of the principal, interest, fees, expenses and all other amounts secured thereby.

3. In the event Lender elects to foreclose the Mortgage, Lender will not join Tenant in summary or foreclosure proceedings unless required by applicable law (and then only to the extent so required) as long as Tenant has not amended the Lease without Lender’s prior written consent and is not in default under the Lease.

4. In the event that Lender shall succeed to the interest of Landlord under the Lease and there exists no default by Tenant under the Lease and Tenant has not amended the Lease without Lender’s prior written consent or as otherwise provided herein, Lender agrees not to disturb or otherwise interfere with Tenant’s possession of the leased premises for the unexpired term of the Lease, provided that Lender shall not be:

(a) liable for any act or omission of Landlord or any prior landlord under the Lease, other than the obligation to perform, from and after the date on which Lender acquires the Property, the maintenance and repair obligations of the “Landlord” under the Lease that are ongoing in nature regardless of whether the need for such maintenance or repair first arose prior to the date on which Lender acquires the Property;;

(b) subject to any offsets or defenses which Tenant might have against Landlord or any prior landlord. other than rights of setoff and/or abatement expressly set forth in the Lease;

(c) bound by any rent or additional rent which Tenant might have paid for more than the current month to Landlord or any prior landlord, unless actually received by Lender;

(d) bound by any amendment or modification of the Lease made without Lender’s prior written consent or which is not otherwise permitted under Section 1.(c); or

(e) liable for any security deposit Tenant might have paid to Landlord or any prior landlord, except to the extent Lender has actually received said security deposit.

5. Upon Lender’s succeeding to Landlord’s interest under the Lease, Tenant covenants and agrees to attorn to Lender or a purchaser at a foreclosure or trustee’s sale, to recognize such successor landlord as Tenant’s landlord under the Lease, and to be bound by and perform all of the obligations and conditions imposed upon Tenant by the Lease. If requested by Lender or any subsequent owner, Tenant shall execute a new lease with Lender, for a term equal to the remaining term of the Lease and otherwise containing the same provisions and covenants of the Lease.

6. Prior to terminating the Lease due to a default by Landlord thereunder, Tenant agrees to notify Lender of such default and give Lender the opportunity to cure such default within thirty (30) days of Lender’s receipt of such notice (or, if such default cannot reasonably be cured within such thirty (30) day period, Lender shall have such longer time as may be necessary to cure the default; provided that Lender commences the cure within such period and diligently pursues the cure thereafter).

7. This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto.

8. This Agreement can be modified only in writing duly executed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

TENANT:

MONITRONICS INTERNATIONAL, INC., a Texas corporation

By:
Its:

LENDER:

By:
Its:

STATE OF TEXAS             ’

                                                ’

COUNTY OF                       ’

This instrument was acknowledged before me on                     , 2004, by                                 , the                                          of                                     , a                                         , on behalf of such                                         .

WITNESS my hand and official seal.

Notary Public in and for

[SEAL]	My commission Expires:

STATE OF TEXAS             ’

                                                ’

COUNTY OF DALLAS     ’

This instrument was acknowledged before me on                     , 2004, by                         , the                                      of MONITRONICS INTERNATIONAL, INC., a Texas corporation, on behalf of such corporation.

WITNESS my hand and official seal.

Notary Public in and for

[SEAL]	My commission Expires:

SCHEDULE I

PROPERTY DESCRIPTION